Execution Version
*** INDICATES CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT THAT HAVE BEEN OMITTED PURSUANT TO ITEM 601(B) OF REGULATION S-K BECAUSE THE IDENTIFIED CONFIDENTIAL PORTIONS (I) ARE NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Dated 08 September 2020
Share Sale and Purchase Agreement
relating to the sale and purchase of
shares in Portfolio Holdings
between
KOSMOS ENERGY OPERATING
as Seller
and
KOSMOS ENERGY HOLDINGS
as Seller Guarantor
and
B.V. DORDTSCHE PETROLEUM MAATSCHAPPIJ
as Purchaser

2

3

This agreement is made on 08 September 2020 (the “Agreement”)
Between:
(1)    KOSMOS ENERGY OPERATING, a company established under the laws of the Cayman Islands, with Company number 231417 and having its registered office at Fourth Floor, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 32322, George Town, KY1-1209, Grand Cayman, Cayman Islands (the “Seller”);
(2)    KOSMOS ENERGY HOLDINGS, in Cayman Islands, with Company number 133483 and having its registered office at Fourth Floor, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 32322, George Town, KY1-1209, Grand Cayman, Cayman Islands (the “Seller Guarantor”); and
(3)    B.V. DORDTSCHE PETROLEUM MAATSCHAPPIJ a company established under the laws of The Netherlands, with Company number 27002689 and having its registered office at Carel van Bylandtlaan 30, The Hague, 2596 HR, Netherlands (the “Purchaser”).
(together referred to as the “Parties”, and each individually as a “Party”).
Whereas:
(A)    The Seller has agreed to sell the Shares including the Subsidiary Shares (as defined below), and the Purchaser has agreed to purchase and pay for the Shares or procure the purchase of the Subsidiary Shares on the terms of this Agreement.
(B)    Particulars of the Company are set out in Schedule 1 (Details of the Company).
(C)    The Seller Guarantor has agreed to guarantee the obligations of the Seller and provide various undertakings on the terms and subject to the conditions of this Agreement and to give the warranties in Clause 26.9.
Now it is hereby agreed as follows:
1.Interpretation
a..In this Agreement and the Schedules to it:
“ABC Warranties” means the warranties from the Seller set out in Clause 16;
“Accruals Basis of Accounting” means the basis of accounting under which costs and benefits are regarded as applicable to the period in which the liability to the cost is incurred or the right to the benefit arises regardless of when invoiced, paid or received;
“Affiliate” means, in relation to a Party, its Ultimate Parent Company; or a company (other than the Party itself) which is, from time to time, directly or indirectly controlled by the Ultimate Parent Company.
For the purpose of this definition:

(i)    a company is directly controlled by another company if the latter company beneficially owns fifty per cent. (50%) or more of either the issued share capital or the voting rights attached to the issued share capital of the first mentioned company; and
(ii)    a company is indirectly controlled by another company if a series of companies can be specified, beginning with the latter company and ending with the first mentioned company, which are so related such that each company of the series (except the latter company) is directly controlled by one or more of the companies earlier in the series;
“Anti-Bribery Laws” means in each case: (i) the UK Bribery Act 2010 (as amended from time to time); (ii) the U.S. Foreign Corrupt Practices Act of 1977 (as amended from time to time); (iii) any other applicable law, rule or regulation including those of the Republic of Namibia, Democratic Republic of Sao Tome and Principe and the Republic of Suriname that prohibit the facilitation of tax evasion, money laundering or otherwise dealing in the proceeds of crime or the bribery of, or the providing of unlawful gratuities, facilitation payments or other benefits to, any Government Official or any other person; and (iv) for each Party, the laws prohibiting the bribery of, or the providing of unlawful gratuities or benefits to, any Government Official or any other person and bribery and corruption in the countries of such Party’s place of incorporation, principal place of business, or place of registration as an issuer of securities, or in the countries of such Party’s Ultimate Parent Company’s place of incorporation, principal place of business, or place of registration as an issuer of securities. For purposes of this Agreement, the laws described above will be treated as though they apply to each Party, its Affiliates, its Associated Persons, directors, officers, employees, agents or consultants;
“Arbitration” has the meaning given in Clause 34.3 (Governing law and jurisdiction);
“Assets Documents” means all deeds, contracts, permits, instruments, notices and other documents to the extent affecting or otherwise pertaining to a Contract Area or a member of the Company Group (including its assets or operations), as any of the same may have been or may be assigned, amended, modified, varied, replaced or novated from time to time;
“Associated Person” means, in relation to an entity, a person who performs or has performed services for or on that entity’s behalf;
“Books and Records” includes, without limitation, all notices, correspondence, orders, inquiries, drawings, plans, Tax Records, books of account and other documents and records whether in paper or electronic form, all computer disks or tapes or other machine legible programs or other records (excluding software) in relation to member of the Company Group;
“Business” shall mean:
(i)in relation to any member of the Company Group, the business of each member of the Company Group comprising activities related to oil and gas exploration, development, production and transportation (including all matters incidental to the foregoing) as carried out by the respective member of the Company Group at the Execution Date; and

(ii)in relation to any Existing Subsidiary, the business of each Existing Subsidiary comprising activities related to oil and gas exploration, development, production and transportation (including all matters incidental to the foregoing) in relation to or arising out of the Portfolio Asset Interest Documents as carried out by the relevant Existing Subsidiary at the Execution Date;
“Business Day” means a day (other than a Saturday or a Sunday or a public holiday) on which commercial banks are open for business in London, Amsterdam, New York and Dallas, Texas;
“Claim” means any claim, demand, legal proceedings or cause of action including any claim, demand, legal proceedings or cause of action under common law or under statute in any way relating to this Agreement and includes a claim, demand, legal proceeding or cause of action arising from a breach of Warranty or under an indemnity in this Agreement and “Claims” shall mean all such claims;
“Company” means Portfolio Holdings, a company established under the laws of the Cayman Islands, with company number 365125 and having its registered office at Fourth Floor, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 32322, George Town, KY1-1209, Grand Cayman, Cayman Islands, further details of which are set out in Part 1 of Schedule 1 (Details of the Company);
“Company Act” means the Company Act 2006 as enacted by the Parliament of the United Kingdom;
“Company Group” means the Company and the Subsidiaries;
“Completion” means completion of the sale and purchase of the Shares under this Agreement;
“Completion Date” means the Business Day that is ten (10) Business Days after (and excluding) the day on which the Conditions have been satisfied or waived in accordance with this Agreement or such other date as the Seller and the Purchaser agree in writing;
“Conditions” has the meaning given in Clause 3.1 (Conditions);
“Confidentiality Agreement” means the confidentiality agreement between Komsos Energy Operating and Shell Exploration Company B.V. dated 11 May 2020;
“Continuing Provisions” means those Clauses which are expressed to survive its termination or expiry, or which from their nature or context it is contemplated that they are to survive termination (including Clause 1 (Interpretation), Clause 22 (Assignment), Clause 23 (Entire agreement), Clause 24 (Notices), Clause 25 (Announcements), Clause 27 (Confidentiality), Clause 28 (Costs and expenses), Clause 30 (Severance and validity), Clause 31 (Variations), Clause 32 (Remedies and waivers), Clause 33 (Third party rights), Clause 34 (Governing law and jurisdiction) and Clause 35 (Agent for service of process), all of which shall continue to apply after the termination of this Agreement pursuant to Clause 3.11 (Condition) or Clause 8.4(c) (Completion);

“Costs” means all costs, claims, charges, expenses (including legal fees and professional charges), obligations, liabilities and losses of whatever nature, attributable to the relevant Participating Interest, under and in accordance with the relevant JOA.
“Data Room” means the electronic data room established by the Seller and to which the Purchaser had access from 3 August 2020 to the Completion Date (both dates inclusive), holding the Data Room Documents;
“Data Room Documents” means the documents and data (including correspondence, electronic files, software and information) made available in a physical and/or virtual data room by or on behalf the Seller and/or any other member of the Retained Group and/or any member of the Company Group for inspection by or on behalf of Purchaser and/or any member of the Shell Group (and/or any of their Representatives) in relation to or connected with the Business, Company, its Subsidiaries and/or the PSCs and/or the JOAs as of 1700 hours U.S. Central Daylight time on 28 August 2020: the index and contents of which as contained on one or more USB hard drives which will be provided by Seller to Purchaser within ten (10) days after the Execution Date and which will be initialled by the Parties for identification purposes;
“Debt” means, as of any date, any indebtedness outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property or service, and shall also include:
1.all obligations for the reimbursement of any obligation or on any letter of credit, banker’s acceptance or similar credit transaction;
2.obligations under any swap, hedge or similar protection device; and
3.any other obligations, contingent or otherwise, that, in accordance with US GAAP, should be classified upon the balance sheet as indebtedness;
“Designated Person” means a person or entity:
1.listed in the index to, or otherwise subject to the provisions of, the Executive Order;
2.named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list;
3.in which an entity on the SDN list has 50% or greater ownership interest or that is otherwise controlled by an SDN; or
4.with which the Seller or any member of the Retained Group is prohibited from dealing or otherwise engaging in any transaction by any Sanctions Laws and Regulations;

“Disclosed” means fully and fairly disclosed to the Purchaser and/or any member of the Shell Group (and/or any of their Representatives) by or on behalf of the Seller and/or any other member of the Retained Group and/or any member of the Company Group:
1.in the Disclosure Letter; and/or
2.in the Data Room Documents;
“Disclosure Letter” means the disclosure letter in the agreed form and dated as of the date of this Agreement, addressed by the Seller to the Purchaser and delivered to the Purchaser before the execution of this Agreement;
“Dispute” has the meaning given in Clause 34.2 (Governing law and jurisdiction);
“Documents” has the meaning given in Clause 10.2(b);
“Duty” means any stamp, transaction or registration duty, or similar charge imposed by any Governmental or Regulatory Authority, and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them;
“Economic Date” means the first day of the month of the Execution Date;
“Employee” means a person who is on the payroll of/employed by any member of the Company Group on the date of this Agreement, save that for the purposes of any provision having effect after Completion, an “Employee” shall be a person who is on the payroll of/employed by any member of the Company Group on the Completion Date;
“Encumbrance” means any claim, pledge, charge, option, lien (other than liens arising by operation of law in the ordinary course of trading), assignment, mortgage, debenture, hypothecation, security interest, title retention, obligation to purchase an interest, pre-emption right or other rights of any third persons, or any agreement to create any of the above; and “Encumbered” and “Unencumbered” shall be construed accordingly;
“Environment” means living organisms including the ecological systems of which they form part and the following media (alone or in combination): air (including air within natural or man-made structures, whether above or below ground); water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); land (including land under water); soil and land and any ecological systems and living organisms supported by these media;
“Environmental” means relating to the Environment;
“Environmental Indemnity Claim” means any claim made by Purchaser under Clause 13.2 or 13.3;
“Environmental Law” means all laws, international treaties, national, federal, provincial, state or local statutes or regulations (including by-laws and other subordinate legislation), the common law, and any codes and conventions of law (having legal effect) as amended from time to time to which any member of the Retained Group or any member of the Company Group is subject and any obligations owed thereunder or rules in respect thereof, from time to time, in any relevant jurisdiction (including any guidelines, notes for industry and decommissioning programmes in effect from time to time, in each case having legally binding effect) concerning harm or damage to or protection of the Environment or the provision of remedies in respect of or compensation for harm or damage to the Environment, worker or public health and safety, pollution or decommissioning, abandonment, removing or making safe any property (including platforms, pipelines, plant, machinery, wells (including well and drill cuttings), facilities and all other offshore and onshore installations and structures);
“Environmental Liabilities” means any actual or alleged Claims, costs, charges, expenses, losses, liabilities or obligations whether direct or indirect, foreseen or unforeseen, known or unknown, whether or not in the contemplation of the Parties, contingent or actual whether arising in equity or common law, under law, Environmental Law, statute, statutory instrument, regulation, contract, Interest Document or permit, arising in connection with any of the assets of the Company Group, including in relation to cleaning up, decontamination of, plugging and abandoning, removing and disposing of debris or any property (including platforms, pipelines, plant, machinery, wells (including well cuttings), facilities and all other offshore and onshore installations and structures) reinstating any area of land, foreshore or seabed, wherever situated; and including any residual liability for anticipated or necessary continuing insurance, maintenance and monitoring costs, and in all cases irrespective of when such Claims, costs, charges, expenses, liabilities or obligations are or were incurred including whether under past, present or future law, and regardless in each case of any breach of obligation or negligence on the part of any of member of the Retained Group or any Company Group;
“Environmental Warranties” means the warranties listed in Clauses 10.2(v) and Clauses 10.2(ss) to 10.2(uu);
“Excluded Matters” means any one or more of the following:
1.any country-wide, regional, or industry-wide or other international changes in the social, political, industrial, market, financial or economic conditions in which any member of the Company Group operates or in which the products of any member of the Company Group are used or distributed (including changes in energy, electricity or other operating costs);
2.any changes in stock markets, commodity prices, currency, exchange rates or interest rates;
3.any natural decline in the well production levels, reserves or resources of any member of the Company Group or any reclassification or recalculation of reserves, but in each case excluding a material adverse impact on the reserves or production levels that results from an extraordinary or catastrophic operational incident, blow-out, or similar adverse physical event;
4.any change in laws, regulations or accounting practices, or the enforcement or interpretation thereof, in each case with general application and not specific to a member of the Company Group or any legal or regulatory proceedings related thereto;

5.disease, sickness, pandemic, storms, floods, tornadoes, earthquakes or any other natural disaster; or
6.drilling, completion or production results for any member of the Company Group obtained as a result of activities by or on behalf of any member of the Company Group conducted in accordance with the relevant Interest Documents and in the Ordinary Course of Business;
“Execution Date” means the date this Agreement is executed by both the Seller and the Purchaser;
“Executive Order” means the US presidential Executive Order No. 13224 of 23 September 2001, entitled Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism or any other order which superseded or amended the Executive Order No. 13224;
“Existing Subsidiary” means individually and “Existing Subsidiaries” means all of the following:
1.Kosmos Energy Namibia, a company established under the laws of the Cayman Islands, with company number 337033 and having its registered office at Fourth Floor, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 32322, George Town, KY1-1209, Grand Cayman, Cayman Islands, further details of which are set out in Part 3(a) of Schedule 1 (Details of the Subsidiary) (the “Existing Namibia Subsidiary”);
2.Kosmos Energy Sao Tome and Principe, a company established under the laws of the Cayman Islands, with company number 301785 and having its registered office at Fourth Floor, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 32322, George Town, KY1-1209, Grand Cayman, Cayman Islands, further details of which are set out in Part 3(b) of Schedule 1 (Details of the Subsidiary) (the “Existing STP Subsidiary”); and
3.Kosmos Energy Suriname, a company established under the laws of the Cayman Islands, with company number 256363 and having its registered office at Fourth Floor, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 32322, George Town, KY1-1209, Grand Cayman, Cayman Islands, further details of which are set out in Part 3(c) of Schedule 1 (Details of the Subsidiary) (the “Existing Suriname Subsidiary”);
“Fundamental Warranties” means any Title Warranty and any of the warranties set out in Clause 10.2(j) to (l) inclusive, 10.2(z) and 10.2(pp);
“Good and Prudent Oilfield Practice” means the exercise of that degree of skill, diligence, prudence and foresight that would reasonably and ordinarily be expected to be applied by a skilled and experienced person engaged in the upstream oil and gas industry;
“Government Official” means (i) any official, employee, agent, advisor or consultant employed by or acting on behalf of a government or any federal, regional or local department, agency, state-owned or state-operated enterprise or corporation or any other instrumentality thereof, (ii) any official or employee or agent of a public international organisation designated by Executive Order pursuant to 22 U.S.C. § 288 or as defined in Section 6(6) of the UK Bribery Act 2010 (as amended), (iii) any official or employee or agent of a political party or candidate for political office, (iv) any person acting in an official capacity for a government regardless of rank or position, any official or employee of a company wholly or partially controlled by a government (for example, a state owned oil company), (v) any officer or employee of a public international organisation, such as the United Nations or the World Bank, or (vi) any immediate family member (meaning a spouse, dependent child or household member) of any of the foregoing;
“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, legislature, government, ministry, committee, inspectorate, authority, agency, commission, official or other competent authority of any country or any state, as well as any region, city or other political subdivision of any of the foregoing;
“Health and Safety Law” means all applicable international, European Union, national, federal, provincial, state, regional or local laws (including common law, statute law, civil, criminal and administrative law), together with all subordinate legislation, decrees, ordinances, bylaws, codes of practice, guidance notes, circulars, technical instructions, decisions, regulations, and judgments issued or made thereunder from time to time (in each case to the extent that they have legal effect), concerning worker or public health and safety, including, for the avoidance of doubt, process safety.
“ICC” has the meaning given in Clause 34.2 (Governing law and jurisdiction);
“Initial Consideration” has the meaning given in Clause 4.1 (Consideration);
“Interest Documents” means:
1.the PSCs; and
2.the JOAs;
“Interim Date” means 15 December 2020 or such earlier or later date as the Parties may agree in writing;
“JOA” means individually and “JOAs” means all of the following:
1.Namibia JOA: Joint Operating Agreement by and between Shell Namibia Upstream B.V. and the National Petroleum Corporation of Namibia dated February 20, 2015, as amended (“Namibia JOA”);
2.Sao Tome and Principe JOAs:
i.Block 6 JOA: Joint Operating Agreement by and between Galp Energia Sao Tome e Principe, Unipessoal, LDA and Agencia Nacional do Petroleo de Sao Tome E Principe dated October 26, 2015, as amended (“Block 6 JOA”);
ii.Block 10 JOA: Joint Operating Agreement by and between BP Exploration (STP) Limited, Kosmos Energy Sao Tome and Principe and Agencia

Nacional do Petroleo de Sao Tome E Principe dated September 20, 2018, as amended (“Block 10 JOA”);
iii.Block 11 JOA: Joint Operating Agreement by and between Agencia Nacional do Petroleo de Sao Tome E Principe, Galp Energia Sao Tome e Principe, Unipessoal, LDA and Kosmos Energy Sao Tome and Principe dated December 13, 2016, as amended (“Block 11 JOA”);
iv.Block 13 JOA: Joint Operating Agreement by and between BP Exploration (STP) Limited, Kosmos Energy Sao Tome and Principe and Agencia Nacional do Petroleo de Sao Tome E Principe dated September 20, 2018, as amended (“Block 13 JOA”);
3.Suriname JOA: Joint Operating Agreement by and between Kosmos Energy Suriname and Chevron Suriname Exploration Limited dated November 29, 2012, as amended (“Suriname JOA”);
“Long Stop Date” means [***] from the Execution Date, or such other date as the Parties may agree in writing;
“Loss” or “Losses” means all demands, losses, liabilities, actions, proceedings and claims, including charges, costs, damages, payments, fines, penalties, interest and all reasonable legal and other professional fees and expenses, including, in each case, all related Taxes, in any case of any nature whatsoever;
“MAC Event” means any event, change, circumstance, effect or other matter (or series of related events, changes, circumstances, effects or other matters on the Portfolio Assets or the rights or liabilities of any of the Company Group, the Business, the financial condition or the operations of any of the Company Group or the operations conducted or to be conducted pursuant to the Portfolio Assets that results in or has resulted in a Material Effect, provided that under no circumstances shall a MAC Event result in any way from an Excluded Matter;
“Material Contract” means a contract, agreement, arrangement, guarantee or indemnity to which a member of the Company Group is a party, from which a member of the Company Group benefits or which imposes obligations on a member of the Company Group, in each case which (a) involves payments or receipts by a member of the Company Group of more than USD 25,000 (twenty five thousand Dollars) over its term; (b) involves the giving of a guarantee or indemnity by a member of the Company Group; or (c) is not on arm’s length terms;
“Material Effect” means:
1.Losses suffered or incurred (or that could reasonably be expected to be so suffered or incurred) by any member of the Company Group exceeding, whether individually or in the aggregate, an amount equal to [***] of the Initial Consideration;
2.a diminution in value of the Shares exceeding, whether individually or in the aggregate, an amount equal to [***] of the Initial Consideration; or

3.the termination or withdrawal of any of the Interest Documents.
“Namibia Portfolio Asset” means an undivided forty-five percent (45%) Participating Interest in the Namibia PSC and the Namibia JOA;
“OFAC” means the U.S. Department of the Treasury Office of Foreign Assets Control;
“Operator” means the operator appointed under Portfolio Asset Interest Document;
“Ordinary Course of Business” means the activities of the Existing Subsidiaries or the Company Group (as appropriate) that are taken in the course of the normal day-to-day operations of the Existing Subsidiaries or the Company Group (as appropriate), consistent with:
1.applicable law and regulations;
2.Good and Prudent Oilfield Practices; and
3.their by-laws or articles of association;
“Partial Completion” has the meaning given in Clause 3.9;
“Participating Interest” means as to any holder of a Portfolio Asset, the undivided interest of such party expressed as a percentage of the total interest of all parties in the rights and obligations derived from the Portfolio Asset;
“Pontoenoe-1Well” means the exploration well drilled prior to the Execution Date pursuant to the Suriname PSC with Surface Location Lat: N 8° 8’ 37.27794” and Long: W 55° 59’ 23.95290”;
“Portfolio Agreement” means an agreement by and between the Seller and the Purchaser entered on or about the Execution Date of this Agreement and addressing certain matters;
“Portfolio Asset” means individually and “Portfolio Assets” means all of: the Namibia Portfolio Assets, the STP Portfolio Assets and the Suriname Portfolio Assets;
“Portfolio Asset Interest Documents” means all of the following and “Portfolio Asset Interest Document” means individually:
1.the PSCs;
2.the JOAs; and
3.the Technical Services Agreement;
“PSC” means individually and “PSCs” means all of the following:
1.Namibia PSC: Petroleum Agreement by and between the Government o Republic of Namibia and Signet Petroleum Limited, Cricket Investments (Proprietary) Limited and the National Petroleum Corporation of Namibia dated 17 June 2011 in respect of petroleum exploration license PEL 0039, pertaining to offshore blocks 2913A and 2914B, as amended (“Namibia PSC”);
2.Sao Tome and Principe PSCs (“STP PSCs”):
v.Block 6: Production Sharing Contract by and between The Democratic Republic of Sao Tome and Principe and Galp Energia Sao Tome e Principe, Unipessoal, LDA dated October 26, 2015, as amended (“Block 6 PSC”);
vi.Block 10: Production Sharing Contract by and between The Democratic Republic of Sao Tome and Principe, BP Exploration (STP) Limited and Kosmos Energy Sao Tome and Principe dated March 9, 2018, as amended (“Block 10 PSC”);
vii.Block 11: Production Sharing Contract by and between The Democratic Republic of Sao Tome and Principe and ERHC Energy EEZ, LDA dated July 23, 2014, as amended (“Block 11 PSC”); and
viii.Block 13: Production Sharing Contract by and between The Democratic Republic of Sao Tome and Principe, BP Exploration (STP) Limited and Kosmos Energy Sao Tome and Principe dated March 9, 2018, as amended (“Block 13 PSC”);
3.Suriname PSC: Production Sharing Contract for Exploration, Development and Production by and between Staatsolie Maatschappij Suriname N.V. and Kosmos Energy Suriname dated December 13, 2011, as amended (“Suriname PSC”);
“Purchaser’s Warranties” means the warranties referred to in Clause 12 (Purchaser’s warranties and undertakings);
“Related Persons” has the meaning given in Clause 23.3 (Entire agreement);
“Representatives” means, in relation to a person, its directors, officers, employees, agent, external legal advisers, accountants, consultants, financial advisers and bankers;
“Retained Group” means the Seller, the Ultimate Parent Company of the Seller and the Ultimate Parent Company’s Affiliates from time to time, but excluding the Company Group after the Completion Date;
“Rules” has the meaning given in Clause 34.2 (Governing law and jurisdiction);
“Sanctions Laws and Regulations” means (i) any sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the Executive Order, the USA Patriot Act of 2001, the Iran Threat Reduction and Syria Human Rights Act of 2012, the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. United Nations Participation Act, the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, the Iran Sanctions Act, or Section 1245 of the National Defense Authorization Act of 2012, all as amended, or any of the foreign assets control regulations (including but not limited to 31

C.F.R., Subtitle B, Chapter V, as amended) or any other law or executive order relating thereto administered by OFAC, and any similar law, regulation, or Executive Order enacted in the United States after the date of this Agreement, (ii) any sanctions measures imposed by the United Nations Security Council, European Union or any of its present member states, or the United Kingdom and (iii) any applicable trade or economic sanctions or embargoes, Designated Persons lists issued by the respective authorities, controls on the imports, export, re-export, use, sale, transfer, trade, or otherwise disposal of goods, services or technology, anti-boycott legislation or similar laws or regulations, rules, restrictions, licenses, orders or requirements in force from time to time, including without limitation those of the European Union, the United Kingdom, the United States of America or under applicable laws;
“Seller’s Designated Account” means the US Dollars bank account in the name of the Seller open with [***];
“Seller Guarantee” has the meaning given in Clause 26.1;
“Senior Managers” means the individuals listed in Schedule 5 (Senior Managers and Officers and Directors);
“Shares” means, all the shares in the Company with a par value of USD 1 each, representing 100% of the shares in the issued share capital of the Company;
“Shell Designated Account” means the USD bank account in the name of the Purchaser open with [***];
“Shell Group” means, the Purchaser, the Ultimate Parent Company of the Purchaser and the Ultimate Parent Company’s Affiliates from time to time;
“SOFR” means the secured overnight financing rate published by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s website, for the period closest in duration to period of the late payment period;
“STP Block 6 Portfolio Asset” means the Block 6 PSC the Block 6 JOA;
“STP Portfolio Assets” means an undivided twenty-five percent (25%) Participating Interest in the Block 6 PSC and the Block 6 JOA; and an undivided thirty-five percent (35%) Participating Interest in and to the Block 10 PSC and the Block 10 JOA, an undivided thirty- five percent (35%) Participating Interest in the Block 11 PSC and the Block 11 JOA, and an undivided thirty-five percent (35%) Participating Interest in the Block 13 PSC and the Block 13 JOA;
“STP Transitional Operator Services Agreement” means the transitional operator services agreement relating to certain transitional services to be provided by the Retained Group to the STP Subsidiary and Shell Sao Tome and Principe B.V., to be entered into on the Execution Date substantially in the form set out in Schedule 6(a);
“Subsidiary” means individually and “Subsidiaries” means all of the following:

1.KE Namibia Company, a company established under the laws of the Cayman Islands, with company number 365398 and having its registered office at Fourth Floor, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 32322, George Town, KY1-1209, Grand Cayman, Cayman Islands, further details of which are set out in Part 2(a) of Schedule 1 (Details of the Subsidiary) (the “Namibia Subsidiary”);
2.KE STP Company, a company established under the laws of the Cayman Islands, with company number 365397 and having its registered office at Fourth Floor, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 32322, George Town, KY1-1209, Grand Cayman, Cayman Islands, further details of which are set out in Part 2(b) of Schedule 1 (Details of the Subsidiary) (the “STP Subsidiary”); and
3.KE Suriname Company, a company established under the laws of the Cayman Islands, with company number 365493 and having its registered office at Fourth Floor, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 32322, George Town, KY1-1209, Grand Cayman, Cayman Islands, further details of which are set out in Part 2(c) of Schedule 1 (Details of the Subsidiary) (the “Suriname Subsidiary”);
“Subsidiary Shares” means:
1. 50,000 ordinary shares each with a par value of USD 1 each in KE Namibia Company, a company established under the laws of the Cayman Islands, with company number 365398 and having its registered office at Fourth Floor, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 32322, George Town, KY1-1209, Grand Cayman, Cayman Islands, further details of which are set out in Part 2 of Schedule 1 (Details of the Subsidiary), representing 100% of the shares in the issued share capital of the Subsidiary;
2. 50,000 ordinary shares each with a par value of USD 1 each in KE STP Company, a company established under the laws of the Cayman Islands, with company number 365397 and having its registered office at Fourth Floor, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 32322, George Town, KY1-1209, Grand Cayman, Cayman Islands, further details of which are set out in Part 3 of Schedule 1 (Details of the Subsidiary) representing 100% of the shares in the issued share capital of the Subsidiary; and
3. 50,000 ordinary shares each with a par value of USD 1 each in KE Suriname Company, a company established under the laws of Cayman Islands, with company number 365493 and having its registered office at Fourth Floor, Century Yard, Cricket Square, Elgin Avenue, P.O. Box 32322, George Town, KY1-1209, Grand Cayman, Cayman Islands, further details of which are set out in Part 4 of Schedule 1 (Details of the Subsidiary) representing 100% of the shares in the issued share capital of the Subsidiary;
“Suriname Portfolio Asset” means an undivided thirty-three decimal thirty-three percent (33.33%) Participating Interest in the Suriname PSC and the Suriname JOA.
“Suriname Transitional Operator Services Agreement” means the transitional operator services agreement relating to certain transitional services to be provided by the Retained

Group to the Suriname Subsidiary and Purchaser, to be entered into on the Execution Date substantially in the form set out in Schedule 6(b);
“Tax” and “Taxation” means:
1.all taxes, assessments, charges, duties, fees, levies or other governmental charges in the nature of a tax, including all national, federal, state, local, municipal, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupational, excise, severance, windfall profits, stamp, licence, payroll, social security, royalties, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges in the nature of a tax (whether payable directly or by withholding, whether or not requiring filing, whether chargeable directly or primarily against or attributable directly or primarily to any member of the Company Group or any other person and whether any amount in respect of any of them is recoverable from any other person) in each case, wherever and whenever imposed by any Tax Authority; and
2.all penalties, charges, fines, costs and interest included in or relating to any Taxation falling in paragraph (a) above;
“Tax Authority” means any Governmental or Regulatory Authority or other authority anywhere in the world that has the power to impose, administer, levy, assess or collect any Tax;
“Tax Records” means all Books and Records, returns, information, statements, accounts, registrations, computations, disclosures, notices, claims, disclaimers, elections, surrenders and applications relating to Tax;
“Tax Warranties” means the warranties set out in Clause 10.2(aaa) to Clause 10.2(lll) inclusive;
“Tax Statute” any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax, or providing for the reporting, collection, assessment or administration of any Tax liability, and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision that amends, extends, consolidates or replaces the same or that has been amended, extended, consolidated or replaced by the same;
“Title Warranties” means the warranties set out in Clause 10.2(a) to Clause 10.2(i) inclusive, Clause 10.2(p) to Clause 10.2(s) inclusive and Clause 10.2(hh) (Seller’s warranties);
“Transaction” means the sale and purchase of the Shares and the Subsidiary Shares (as appropriate), pursuant to and in accordance with this Agreement;
“Transaction Documents” means:
1.this Agreement;

2.the Portfolio Agreement;
3.the Disclosure Letter;
4.the Transitional Operator Services Agreements;
and “Transaction Document” shall mean any of them;
“Transitional Operator Services Agreement” means individually and “Transitional Operator Services Agreements” means both the Suriname Transitional Operator Services Agreement and the STP Transitional Operator Services Agreement;
“Ultimate Parent Company” means, in relation to the Purchaser, Royal Dutch Shell plc, and, in relation to the Seller, Kosmos Energy Ltd.;
“US GAAP” means the United States generally accepted accounting principles in effect from time to time;
“USD”, “Dollars” or “$” means the lawful currency of the United States of America;
“Warranties” means the warranties set out in Clause 10 (Seller’s warranties) and Clause 16 (Mutual warranties) given by the Seller and “Warranty” shall be construed accordingly;
“Warranty Claim” means any claim made under the Warranties;
“Wilful Misconduct” means any act or failure to act (whether sole, joint, or concurrent) by a person or entity which was intended to cause, or which was in reckless disregard of or wanton indifference to, the harmful consequences such person or entity knew, or should have known such act or failure would have on the safety or property of another person or entity or the environment; and
“Working Hours” means, in relation to any location, 9.30 a.m. to 5.30 p.m. at such location on a Business Day.
b..The expression “in the agreed form” means in the form agreed between the Parties and signed for the purposes of identification by or on behalf of the Parties.
c..Any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form (excluding, for the avoidance of doubt, email).
d..References to “include” or “including” are to be construed without limitation.
e..References to a “company” include any company, corporation or other body corporate wherever and however incorporated or established.
f..a “day” (including within the expression “Business Day”) shall mean a period of 24 hours running from midnight to midnight.

g..References to a “person” include any individual, company, partnership, joint venture, firm, association, trust, Governmental or Regulatory Authority or other body or entity (whether or not having separate legal personality).
h..The expressions “body corporate”, “holding company”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” shall have the meaning given in the Company Act.
i..The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.
j..Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.
k..References to Clauses, paragraphs and Schedules are to clauses and paragraphs of, and schedules to, this Agreement. The Schedules form part of this Agreement.
l..References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision except to the extent that any amendment, consolidation or replacement would increase or extend the liability of any Party to another under this Agreement.
m..References to any English legal term for any action, remedy, method of judicial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England or Wales, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.
n..All payments required in accordance with this Agreement shall be made in USD. For the purposes of applying a reference to a monetary sum expressed in USD, an amount in a different currency shall be converted into USD on a particular date at an exchange rate equal to the mid-point closing rate for converting that currency into USD on that date as quoted in the New York edition of the Financial Times first next published (or, if no such rate is quoted in the Financial Times, the mid-point closing rate quoted by Barclays Bank PLC in London). In relation to a Claim, the date of such conversion shall be the date of receipt of notice of that Claim in accordance with Schedule 3 (Limitations on Liability).
o..This Agreement shall be binding on and be for the benefit of the successors of the Parties.
2.Sale and purchase
a..The Seller shall sell, with full title guarantee as provided in the Title Warranties, the Shares and the Purchaser shall purchase the Shares with all rights attaching or accruing to them at Completion on the terms of this Agreement.
b..The Seller shall transfer the title to the Shares to the Purchaser free from all Encumbrances.

3.Conditions
a..The obligations of the Purchaser to complete the sale and purchase of the Shares are in all respects conditional on the satisfaction (or waiver, as the case may be) of the following conditions (the “Conditions”)
5.[***]
6.[***]
7.[***]
8.[***]
9.[***]
10.[***]
11.[***]
12.[***]
13.[***]
14.[***]
The Conditions in paragraphs (a), (b), (c), (d), (h) and (j) to the extent they relate to the STP Portfolio Asset are the “STP Conditions”, the Condition in paragraph (e), (h) and (i) to the extent they relate to the Suriname Portfolio are the “Suriname Condition” and the Condition in paragraph (f), (g) and (h) to the extent they relate to the Namibia Portfolio Asset are the “Namibia Conditions”.
b..The Seller shall use its reasonable endeavours to fulfil or procure the fulfilment of the Conditions set forth in paragraphs (a), (c), (d), (e), (i) and (j) as soon as practicable and, in any event, no later than the Long Stop Date.
c..The Purchaser shall use its reasonable endeavours to fulfil or procure the fulfilment of the Conditions set forth in paragraphs (b), (f) and (h) as soon as practicable and, in any event, no later than the Long Stop Date.
d..The Purchaser and the Seller shall each use their respective reasonable endeavours to fulfil or procure the fulfilment of the Condition set out in paragraph (g) as soon as practicable and, in any event, no later than the Long Stop Date.
e..The Purchaser and the Seller shall use their respective reasonable endeavours to agree a joint engagement plan under which they shall work together to achieve satisfaction of the Conditions.
f..The Purchaser may waive in whole or in part any or all of the Conditions.

g..The Seller undertakes to notify the Purchaser in writing, and the Purchaser undertakes to notify the Seller in writing, of anything which will or may prevent the Conditions from being satisfied on or before the Long Stop Date promptly after it comes to its attention.
h..Each Party undertakes to notify the other Party as soon as possible on becoming aware that any of the Conditions has been satisfied and in any event within two (2) Business Days of such satisfaction.
i..If the Namibia Conditions, the STP Conditions and/or the Suriname Conditions but not all of them, are satisfied or waived on or before the Interim Date, the Parties will proceed to Completion in accordance with Article 8 (Completion) in respect of Subsidiary(ies) for which the Conditions have been satisfied or waived (“Partial Completion”) and the Seller shall sell and the Purchaser shall purchase the Shares, including the Subsidiary Shares for the relevant Subsidiary(ies) for which the Conditions have been satisfied or waived provided that:
15.prior to Partial Completion, the Seller shall procure that the Company transfers the Subsidiary Shares for the relevant Subsidiary(ies) for which the Conditions have not been satisfied to Seller and shall confirm, prior to Partial Completion, that the same has been completed in writing to the Purchaser;
16.if only the Namibia Conditions are satisfied or waived on or before the Interim Date, the Parties are not obliged to proceed to Partial Completion; and
17.the Initial Consideration payable at Partial Completion shall be the relevant Namibia Consideration, Suriname Consideration and/or STP Consideration (as appropriate) under Clause 4 and the Initial Consideration under Clause 4 (Consideration) payable at Completion shall be reduced by the Namibia Consideration, Suriname Consideration and/or the STP Consideration paid at Partial Completion under this Clause 3.9.
j..If the Namibia Conditions, STP Conditions or the Suriname Conditions, which had not been satisfied or waived on or before Partial Completion, are subsequently satisfied or waived before the Long Stop Date, the Parties will proceed to Completion and the Seller shall sell and the Purchaser shall purchase, or procure that a Shell Affiliate shall purchase, the relevant Subsidiary Shares, not included in a Partial Completion, at Completion in accordance with Clause 4 provided that the Initial Consideration payable at Completion under Clause 4 (Consideration) shall be reduced by the Namibia Consideration, Suriname Consideration and/or the STP Consideration paid at Partial Completion under Clause 3.9. Where a Shell Affiliate has so purchased the relevant Subsidiary Shares, such Shell Affiliate shall to such extent benefit from and be entitled to enforce the relevant rights of the Purchaser under this Agreement and this Agreement shall be construed accordingly.
k..If either the STP Conditions or the Suriname Conditions are not fulfilled or waived on or before the Long Stop Date or the Namibia Conditions are the only Conditions fulfilled or waived on or before the Long Stop Date, then unless the Parties otherwise agree in writing, this Agreement shall be terminated as it relates to the Namibia Subsidiary and the relevant Subsidiaries for which the Conditions have not been met with immediate effect upon receipt of a termination Notice by the Purchaser or the Seller subject to, and on the basis set out in, Clause 14.3 (Termination).
4.Consideration
Initial Consideration
a..The initial consideration for the sale and purchase of the Shares shall be an aggregate amount equal to [***] (the “Initial Consideration”), allocated as per the following:
18.[***] to Subsidiary Shares of Namibia Subsidiary (“Namibia Consideration”);
19.[***] to Subsidiary Shares of STP Subsidiary further sub-allocated between the relevant Blocks as below:
ix.Block 6 – [***];
x.Block 10 – [***];
xi.Block 11 – [***]; and
xii.Block 13 – [***]
(combined “STP Consideration”); and
20.[***] to Subsidiary Shares of Suriname Subsidiary (“Suriname Consideration”)
as adjusted pursuant to the provisions of this Clause 4.
Initial Adjusted Consideration
b..Notwithstanding the provisions of Clause 4.1 but subject always to the provisions of Clause 3.9, the Parties agree that:
21.the Initial Consideration shall be reduced to reflect the allocation of the Consideration set out in Clause 4.1 in respect of any Subsidiary for which the relevant Conditions are not fulfilled or waived on or before the Long Stop Date; and
22.in the event that a portion of the relevant Participating Interest in the Namibia Portfolio Asset is pre-empted by the National Petroleum Corporation of Namibia pursuant to the Namibia PSC and/or the Namibia JOA, the Purchaser shall cause that its Affiliate also exercises any right of pre-emption under the Namibia PSC and/or Namibia JOA, the amount of the Initial Consideration allocated in respect of the relevant pre-empted Portfolio Asset shall be reduced and borne by Shell pro rata to the Participating Interest acquired by Shell in the relevant Portfolio Asset and the Participating Interest and the Paying Interests in Clause 10.2(p) and (q) shall be proportionately reduced.
Additional Consideration

c..The Initial Consideration shall be the total consideration due and payable under this Agreement. [***]
5.Pre-Completion Obligations
a..On and from the Execution Date, Seller shall not, while this Agreement remains effective, discuss, actively solicit (including by keeping open or opening any data room) accept or negotiate any offer from any other persons or entities regarding the purchase of any of the Portfolio Assets, and will immediately terminate, or procure the termination of, any negotiations and discussions currently taking place in respect of any and all of the Portfolio Assets.
b..Prior to Completion or Partial Completion as appropriate, the Parties shall agree the form and content of the agreement to be entered into under which the relevant Existing Subsidiary shall transfer to the relevant Subsidiary only the relevant rights, title and interests under each of the relevant Portfolio Asset Interest Documents and to achieve the position set out in Clauses 10.2(p), 10.2(q), Clause 10.2(hh), 10.2(kk) and 10.2(rr) (“Inter Affiliate Transfer Agreement”). At Completion or Partial Completion (as appropriate) the Seller shall deliver to the Purchaser a copy of each relevant executed Inter Affiliate Transfer Agreement in accordance with Part 1 of Schedule 2 (Completion Arrangements).
c..Subject to Clause 5.2 and to any applicable Laws relating to competition or antitrust matters, the Seller shall in relation to the Portfolio Assets from the Execution Date until Partial Completion or Completion, as applicable, and shall procure that each member of the Company Group and each Existing Subsidiary will:
23.conduct its business in the Ordinary Course of Business in accordance with all Laws and in substantially the same manner as in the twenty four (24) months prior to the Execution Date (including the payment of any Tax and the submission of any return in connection with Tax which is required to be paid or submitted on or prior to Completion);
24.use reasonable endeavours to obtain non-Affiliated parties to each JOA and any other non-Affiliated committee members consent, to permit the Purchaser, at the Purchaser’s sole cost to appoint an observer to attend any material meetings affecting the Portfolio Asset Interest Documents (including operating committee meetings and technical committee meetings under each JOA), provided that any such meeting shall proceed irrespective of whether such appointee is in attendance;
25.use reasonable endeavours to obtain Governmental and Regulatory Authority consent, to permit the Purchaser, at the Purchaser’s sole cost to appoint an observer to attend any material meetings affecting the Portfolio Asset Interest Documents (including any Governmental or Regulatory Authority committee meetings under each PSC), provided that any such meeting shall proceed irrespective of whether such appointee is in attendance;
26.to the extent necessary to permit the Purchaser to reasonably protect its interests, rights and obligations under this Agreement, procure that Purchaser and a reasonable number of persons authorised by it are given reasonable access at reasonable times, on reasonable advance notice and at the Purchaser’s sole cost, to all Books and Records, material documents, material information and data reasonably requested by Purchaser relating to all material facts, matters and things in respect of the Company Group and the Portfolio Asset Interest Documents save to the extent that such access might be reasonably expected to result in a loss of any legal professional privilege;
27.conduct its affairs in relation to each PSC materially in accordance with and in compliance with the Portfolio Asset Interest Documents (including taking all reasonable steps to ensure that the PSC is protected and maintained) and to not agree with any person (including a Governmental or Regulatory Authority) to, or allow, any adverse modification of, or revocation, or amendment, or suspension of any approval, permit or consent save where required by applicable law or a Governmental or Regulatory Authority;
28.settle all debts arising out of or related to the Portfolio Asset Interest Documents and incurred in the Ordinary Course of Business within the applicable periods of credit;
29.make prompt disclosure to Purchaser of all relevant information which comes to its notice in relation to any fact or matter (whether existing on or before the Execution Date or arising afterwards and including any omission to act) which may constitute a breach of any Warranty or any other provision of this Agreement or which relate to any fact matter or circumstance which will or is reasonably likely to constitute or result in a MAC Event; and
30.maintain in force policies of insurance including in relation to the Business and the assets of the Company Group and the Portfolio Asset Interest Documents and operations under each in the Ordinary Course of Business and substantially in the same manner and to the same extent as prior to the Execution Date and pay all premia thereon and not do anything which would make any policy of insurance void or voidable;
provided that neither the Seller nor any member of the Company Group or any Existing Subsidiary shall be required to comply with paragraphs (b), (c) or (d) above, where the Seller reasonably believes that doing so would lead to the disclosure of any proprietary or commercially sensitive information relating to the Seller or any of its Affiliates (other than information relating solely to the Business and/or any member of the Company Group) not covered by an obligation of confidentiality.
d..Notwithstanding Clause 5.3, except as may be required or permitted by this Agreement or as may be required by any applicable law or any Governmental or Regulatory Authority, the Seller shall not and shall procure that, no member of the Company Group and no Existing Subsidiary in the period between the Execution Date and the Partial Completion and/or the Completion, as applicable Date shall do any of the following without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):
31.make any material decision in connection with or under any of the Portfolio Asset Interest Documents including any such decisions at any operating committee meetings, technical committee meetings or Governmental or Regulatory Authority meetings which is not in the Ordinary Course of Business;
32.transfer, sell, lease or otherwise dispose of the Portfolio Assets or any part thereof to any third party, except that Company will procure that the Existing Subsidiaries transfer the Portfolio Assets to the Subsidiaries immediately prior to Partial Completion or Completion, as applicable;
33.except as provided in Clause 3.9, sell or agree to sell the Shares, the Existing Subsidiary shares or the Subsidiary Shares (in whole or in part) to a third party or accept any offer from a third party to purchase the Shares, the Existing Subsidiary shares or the Subsidiary Shares (in whole or in part);
34.create, purchase, redeem, allot or issue any class of marketable security or loan capital, or create any shares in any member of the Company Group, or give, create or enter into any option over shares in a member of the Company Group;
35.create or grant, or agree to create or grant, any Encumbrance over the Shares or the Subsidiary Shares or over any material assets of a member of the Company Group or over the Portfolio Assets;
36.acquire, sell, transfer, lease, licence or dispose of any assets of any member of the Company Group (in whole or in part);
37.in respect of any member of the Company Group only, grant any guarantees or indemnities for the benefit of any person;
38.grant any loans by any member of the Company Group other than credit under usual terms or write off or release any Debts;
39.voluntarily surrender, withdraw from, abandon, amend, terminate or agree to amend or terminate any of the Portfolio Asset Interest Documents (in whole or in part);
40.agree with any person (including a Governmental or Regulatory Authority) to, or allow, any adverse modification of, or revocation, or amendment, or suspension of any approval, permit or consent save where required by Law;
41.waive or agree to waive any of its rights or remedies under the Portfolio Asset Interest Documents in so far as such rights and remedies materially affect any of the Portfolio Asset Interest Documents;
42.in respect of any member of the Company Group only, enter into any contract, agreement or arrangement which, once entered into, would be a Material Contract;
43.propose any scheme or plan of arrangement, reconstruction, amalgamation, merger or demerger in respect of the Company Group or acquire shares or assets or business in any undertaking or participate in, or terminate any participation in, any partnership or joint venture, provided that the Subsidiaries may acquire the Portfolio Assets from the Existing Subsidiaries immediately before Partial Completion or Completion, as applicable, as provided in Clause 3.9;

44.propose any winding-up or liquidation of any member of the Company Group or Existing Subsidiary;
45.make any material change in the nature or organisation of the business of any member of the Company Group;
46.discontinue, cease to operate or wind up, or resolve to do any of the foregoing, as to all or any material part of the Business of any member of the Company Group or Existing Subsidiary;
47.in respect of any member of the Company Group only, undertake any corporate restructure or reorganisation except as provided in Clause 3.9;
48.make or permit any alterations to the constitution of any member of the Company Group;
49.make or announce any variation to the terms and conditions of employment of or in respect of employment of the directors or Employees or to any arrangement with any consultants of any member of the Company Group other than in the Ordinary Course of Business;
50.except for the local agent in the Cayman Islands, recruit, appoint, employ or offer to appoint or employ any person with respect to any member of the Company Group;
51.in respect of any member of the Company Group only, dismiss any Employee other than in the Ordinary Course of Business;
52.in respect of any member of the Company Group only, incur or pay any management charge or make any other payment in each case to any member of the Retained Group or their Representatives;
53.institute, abandon or settle any material legal proceedings (except debt collection in the Ordinary Course of Business) against or otherwise involving any member of the Company Group or make any admission of material liability by or on behalf of any member of the Company Group;
54.make, revoke or amend any Tax election or, other than as expressly required to satisfy the Condition, settle or compromise any Tax liability or agree to an extension or waiver of the limitation period to any Tax claim made by any Tax Authority or grant any power of attorney with respect to Taxes or enter into any closing agreement with respect to any Tax;
55.change any method of accounting for Tax purposes or otherwise;
56.file any amended income Tax return or other material amended Tax return;
57.determine to lift the Force Majeure in respect of the Block 10 PSC and/or the Block 13 PSC.
e..Clause 5.4 does not apply in respect of and shall not operate so as to restrict or prevent:

58.any matter reasonably and prudently undertaken in an emergency or disaster situation with the intention of and to the extent only of those matters strictly required with a view to minimising any adverse effect of such situation (and of which the Purchaser will be promptly notified in writing);
59.the completion or performance of any obligations undertaken pursuant to any agreement Disclosed prior to the date of this Agreement and which was entered into prior to the date of this Agreement (other than a legal or contractual obligation incurred in breach of this Agreement);
60.any matter expressly permitted by, or necessary for performance of, this Agreement (including, for the avoidance of doubt, the satisfaction of the Conditions and the performance of any of the Transaction Documents or necessary for Partial Completion or Completion);
61.any matter undertaken at the request of the Purchaser (subject to the Seller being able to undertake such matter);
62.providing information to any Governmental or Regulatory Authority in the Ordinary Course of Business; and
63.any matter to the extent required by applicable law.
f..It would be unreasonable for the Purchaser to withhold their consent under Clause 5.4 if the consent being sought is reasonably necessary to maintain the present status or condition of any of the Portfolio Assets of the Company Group or Existing Subsidiary in accordance with Good and Prudent Oilfield Practice and/or in order to comply with its obligations under the Portfolio Asset Interest Documents as Disclosed prior to the Execution Date.
6.Not Used
7.Not Used
8.Completion
a..Completion shall take place on the Completion Date or the date of Partial Completion (as appropriate) at the offices of the Seller in London or at such other place as is agreed in writing by the Seller and Purchaser. Completion will not occur any earlier than the Interim Date, unless otherwise agreed by the Seller and the Purchaser.
b..Partial Completion may take place as provided in Clause 3.9.
c..The Seller shall procure that each contract with an Affiliate and any other contract or arrangement to which a Company Group is a party (with the exception of the Portfolio Asset Interest Documents and the relevant Inter Affiliate Transfer Agreement) shall be terminated at Partial Completion or Completion, as applicable.
d..At Completion or Partial Completion (as appropriate) the Seller shall do those things listed in Part 1 of Schedule 2 (Completion Arrangements) and the Purchaser shall do those things listed in Part 2 of Schedule 2 (Completion Arrangements).

e..If there is a material breach of Clause 8.4 and Schedule 2 (Completion Arrangements) on the Completion Date or the date of Partial Completion (as appropriate), the Seller or, as the case may be, the Purchaser may (provided, that the Seller or the Purchaser (as applicable) has not itself materially breached Clause 8.3 and Schedule 2 (Completion Arrangements):
64.defer Completion (with the provisions of this Clause 8 applying to Completion as so deferred);
65.waive all or any of the requirements contained or referred to in Clause 8.4 of which there has been a material breach by the other Party and at its discretion and proceed to Completion or Partial Completion (as appropriate) as far as practicable (without limiting its rights and remedies under this Agreement); or
66.terminate this Agreement by written notice to the other Parties, provided that the Parties’ accrued rights and obligations under this Agreement and their rights and obligations under the Continuing Provisions shall continue, but in all other respects the Parties’ rights and obligations under this Agreement shall cease.
9.Post-completion covenants
a..Following Partial Completion or Completion, as applicable, the Purchaser undertakes to the Seller not to bring (and to procure that no other member of the Shell Group) any action, challenge, claim or proceeding, against all Senior Managers in respect of any action (or inaction), conduct, default or omission of any such person prior to Completion except in the case of fraud, fraudulent misstatement or misrepresentation or Wilful Misconduct.
b..Following Partial Completion or Completion, as applicable, the Seller will procure that each Existing Subsidiary will provide the relevant Subsidiary holding each Portfolio Asset:
67.within thirty (30) days with the original Books and Records maintained by the Existing Subsidiary in relation to operations under the Portfolio Asset Interest Documents; and
68.within five (5) Business Days with the balance remaining on the date of Partial Completion or Completion, as applicable, in the Joint Account (as defined in the relevant JOA) maintained by such Existing Subsidiary under the relevant JOA.
c..Seller and Purchaser agree that, except for the liability to pay the Initial Consideration pursuant to Clause 4, applying the Accruals Basis of Accounting and subject to Partial Completion or Completion, as applicable, taking place:
69.Seller shall be liable for all Costs in respect of relating to or arising from the relevant Participating Interest which accrue in or relate to any period before the Economic Date and the Seller shall be entitled to all income, receipts, rebates and any other benefits (together “Benefits”) arising out of or relating to the relevant Participating Interest which accrue in or relate to any period before the Economic Date under and in accordance with the relevant JOA;
70.Purchaser shall be liable for all Costs and entitled to all Benefits in respect of, relating to or arising from the relevant Participating Interest, which accrue in or relate to any period on and from the Economic Date under and in accordance with the relevant JOA; and
71.the Parties shall make whatever adjustments and payments from one to the other as are necessary in accordance with Clause 9.4 to reflect such allocation of Costs and Benefits.
d..Following Partial Completion or Completion, as applicable, any sums to be paid or reimbursed in accordance with Clause 9.3 shall be paid or reimbursed within thirty (30) Days of receipt of any invoice therefore to the Seller’s Designated Account or the Shell’s Designated Account (as the case may be).
e..Within a six (6) month period following the payment of the relevant invoice in accordance with Clause 9.4, the Seller or the Purchaser (or the relevant Subsidiary) at their sole cost, upon at least fifteen (15) days advance notice in writing, shall have the right to audit the accounts and records of the Seller or Purchaser (and/or the Existing Subsidiary) as they relate to such invoice, including all cash calls, billings and refunds relating thereto. The Seller or Purchaser shall provide, or procure the provision of in a timely manner: copies of and access to such documents and information in respect of such invoice and other items as reasonably requested, and such other reasonable assistance as the Seller or the Purchaser (or the relevant Subsidiary) may require in relation to such audit.
10.Seller’s warranties
a..Any Warranties that are qualified by the knowledge, belief or awareness of the Seller or with a similar qualification as to the Seller’s knowledge, belief or awareness, shall mean the actual knowledge, belief or awareness of that fact, matter or circumstance of the Senior Managers or any director or officer of the Seller or any member of the Company Group or any Existing Subsidiary (having made all reasonable enquiries of such other Senior Managers, officers and directors), provided, that, in the event of any breach or claim with respect to the Warranties, such individuals shall not incur any liability under the Agreement on the basis of their responses to such enquiry and the Seller hereby acknowledges and agrees that it shall not be entitled to raise as a defence to a claim by the Purchaser under any of the Transaction Documents the fact that it had relied on information provided to it by any member of the Company Group or any Existing Subsidiary, any Senior Manager, director, officer or employee of any member of the Company Group or Existing Subsidiary.
b..The Seller warrants to the Purchaser as of the Execution Date and as of the date of Partial Completion or the Completion Date, as applicable that:
Incorporation and Authority
72.The Seller is a company duly incorporated and validly existing and in good standing under laws of the Cayman Islands and has full corporate power and authority to carry on its business as it is now being conducted and to own the assets it now owns and each member of the Company Group and each Existing Subsidiary is a company duly incorporated and validly existing and in good standing under laws of the Cayman Islands and each has full corporate power and authority to carry on its business as it is now being conducted and to own the assets it now owns.

73.The Seller has full power and authority, and has received all necessary approvals including where relevant shareholder approvals, to enter into and perform this Agreement, to enter into and perform the other Transaction Documents to which it is a party and all other documents executed by the Seller which are to be delivered at Partial Completion or Completion, as applicable (together, the “Documents”), each of which constitutes (when executed) legal, valid and binding obligations of the Seller in accordance with its respective terms.
74.The execution, delivery and performance by the Seller of the Documents will not constitute a breach of any laws or regulations in any relevant jurisdiction or result in a breach of or constitute a default under any provision of the memorandum and articles of association of the Seller; any order, judgment or decree of any court or Governmental or Regulatory Authority by which the Seller, or any member of the Company Group or each Existing Subsidiary is bound; any agreement or instrument to which the Seller or any member of the Company Group or any Existing Subsidiary is a party or by which it is bound; or require the consent of its shareholders.
75.The Seller and any member of the Company Group or any Existing Subsidiary are not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 (or under the insolvency laws of any applicable jurisdiction) or has stopped paying debts as they fall due. No order has been made, petition presented or resolution passed for the winding up of the Seller or any member of the Company Group or any Existing Subsidiary. No administrator or any receiver or manager has been appointed by any person in respect of the Seller or any member of the Company Group or any Existing Subsidiary or all or any of its or their assets and no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed. The Seller and any member of the Company Group and any Existing Subsidiary have not become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction.
Ownership of the Shares
76.The Seller is and will at the date of the Partial Completion, if it occurs pursuant to Clause 3.9, or the Completion Date, if a Partial Completion does not occur pursuant to Clause 3.9, be the sole legal and beneficial owner of, and has the right to exercise all voting and other rights over, all of the Shares. The Company is and will at the date of the Partial Completion, if it occurs pursuant to Clause 3.9, or the Completion Date, if a Partial Completion does not occur pursuant to Clause 3.9, be the sole legal and beneficial owner of, and has the right to exercise all voting and other rights over, all of the Subsidiary Shares in a Subsidiary included in the Partial Completion or Completion. The Seller will at the Completion Date, if a Partial Completion occurs pursuant to Clause 3.9, be the sole legal and beneficial owner of, and has the right to exercise all voting and other rights over, all of the Subsidiary Shares in a Subsidiary included in the Completion.
77.The Shares are and will at the Completion Date or date of Partial Completion (as appropriate) constitute the entire allotted and issued share capital of the Company and are fully paid up. The Subsidiary Shares are and will at the Completion Date or date of Partial Completion (as appropriate) constitute the entire allotted and issued share capital of the Subsidiary and are fully paid up.
78.The Shares are and will at the date of Partial Completion or Completion Date, as applicable, be free from all Encumbrances and there is no agreement or commitment to give or create any Encumbrance over or affecting the Shares and no claim has been made by any person to be entitled to any such Encumbrance. The Subsidiary Shares are and will at the date of Partial Completion or Completion Date, as applicable, be free from all Encumbrances and there is no agreement or commitment to give or create any Encumbrance over or affecting the Subsidiary Shares and no claim has been made by any person to be entitled to any such Encumbrance.
79.There are and will be no agreements or commitments outstanding which call for the issue of any shares, loan stock or debentures in or other securities of any member of the Company Group or accord to any person the right to call for the issue of any such shares, loan stock, debentures or other securities.
80.No notices have been received by any of the Seller or any member of the Company Group or any Existing Subsidiary and so far as the Seller is aware no steps have been taken in relation to any expropriation, nationalisation or dilution or similar of the share capital of any member of the Company Group or any Existing Subsidiary or the PSCs or JOAs.
Corporate and business
81.The information relating to the Company Group set out in Schedule 1 (Details of the Company Group) is true and accurate in all respects.
82.Save as set out in Schedule 1 (Details of the Group), at the date of Partial Completion or the Completion Date, as applicable, no member of the Company has any subsidiary undertakings branch, agency, division, permanent establishment or any interest in the shares or other capital of any entity, other than, in the case of the Company, the Subsidiaries.
83.The copies of the constitutional documents of each member of the Company Group, the Portfolio Asset Interest Documents and, so far as the Seller is aware, the minutes of the relevant operating committee, technical committee meetings or Governmental or Regulatory Authority meetings (excluding any attachments, annexes or schedules thereto) included in the Data Room Documents are true and complete copies of the originals of such documents.
84.The books, registers and records (including all accounting records) of each member of the Company Group are in all material respects complete and accurate and up to date in accordance with applicable laws and are maintained and retained in accordance and for the period required by applicable laws. All such books, registers and records and other necessary documents and records relating to its affairs are in the possession or under the direct control, and subject to the unrestricted access, of the relevant member of the Company Group. So far as the Seller is aware, no member of the Company Group has received any application for rectification of any of its registers, including the register of members.

85.There is no power of attorney given by any member of the Company Group in force and no outstanding authority by which any person may enter into an agreement, arrangement or obligation to do anything on behalf of any member of the Company Group (other than any authority of its directors, branch manager and certain legal representatives to act in the ordinary and usual course of their duties).
86.No member of the Company Group is subject to any actual or contingent liability arising out of or in connection with any production sharing contract or equivalent arrangement (other than the PSC) to which it has been a party or in which it has held an interest.
Asset and title to the PSCs and JOAs
87.The relevant member of the Company Group on the date of the Partial Completion or the Completion Date as applicable, is the holder of the stated equity participating interest in the relevant PSC, which is burdened by the stated paying working interest in the PSC, but otherwise free from any Encumbrances (other than the rights in the PSC in favour of the Government or the national oil company according to the terms of the PSC and applicable laws):

PSC	Participating Interest	Paying Interest
Namibia PSC	45%	50.0%
Block 6 PSC	25%	27.77778%
Block 10 PSC	35%	41.18%
Block 11 PSC	35%	41.17647%
Block 13 PSC	35%	41.18%
Suriname PSC	33.33%	33.33%
88.The relevant member of the Company Group on the date of Partial Completion or the Completion Date, as applicable, is the holder of the legal and beneficial interest in and under the JOAs, such part being the percentage interest in respect of each JOA stated below and is free from any Encumbrances (other than the rights in the JOA in favour of the other parties to the JOA according to the terms of the JOA and applicable laws):

JOA	Participating Interest	Paying Interest
Namibia JOA	45%	50.0%
Block 6 JOA	25%	27.77778%
Block 10 JOA	35%	41.18%
Block 11 JOA	35%	41.17647%
Block 13 JOA	35%	41.18%
Suriname JOA	33.33%	33.33%
89.So far as the Seller is aware, the PSCs and the JOAs are valid and in full force and effect.
90.No member of the Company Group or Existing Subsidiary is or, has in the past been in or has committed any default or breach of any material terms or conditions of any of the Portfolio Asset Interest Documents and no event has occurred, or failed to occur or is subsisting which constitutes, or with the giving of notice or lapse of time or both, would constitute, a material breach or default of any of the Portfolio Asset Interest Documents by any member of the Company Group or any Subsidiary.
91.So far as the Seller is aware, no other party to any of the Portfolio Asset Interest Documents is in default or in breach of any material terms or conditions of the relevant Interest Document and so far as the Seller is aware, no event has occurred or failed to occur which constitutes, or with the giving of notice or lapse of time or both, would constitute, a material breach or default of the Portfolio Asset Interest Documents by any other party to it.
92.So far as the Seller is aware, each member of the Company Group and each Existing Subsidiary has paid all fees and charges imposed by any applicable Governmental or Regulatory Authority, which have become due and payable with respect to any of the Portfolio Asset Interest Documents.
93.No member of the Company Group or any Existing Subsidiary has received any written notification from any applicable Governmental or Regulatory Authority that any investigation or inquiry is being or has been conducted by any such Governmental or Regulatory Authorities in respect of violations of Environmental Law in relation to the Portfolio Asset Interest Documents.
94.Each PSC, together with applicable laws, contains the entirety of the obligation of the relevant member of the Company Group or the Existing Subsidiary to the Governmental or Regulatory Authorities, and no other understanding or agreement exists between the relevant member of the Company Group or the Existing Subsidiary and the Governmental or Regulatory Authorities in relation to the subject matter of the PSC.
95.No notice has been given to any member of the Company Group or Existing Subsidiary, and so far as the Seller is aware, any other party of any the Portfolio Asset Interest Documents, by the Governmental or Regulatory Authority to cancel, revoke or materially amend the Portfolio Asset Interest Documents or any of them;
96.No PSC is in the course of being surrendered in whole or in part and, so far as the Seller is aware, there is no proposal to do so;
97.A member of the Company Group or any Existing Subsidiary has not given any notice of withdrawal from any of the Portfolio Asset Interest Documents;
98.So far as the Seller is aware, none of the current parties of the Portfolio Asset Interest Documents have given any written notice of withdrawal which is still current;
99.In relation to the Portfolio Asset Interest Documents, no vote to remove an Operator has been passed, no formal written proposal has been made to remove an Operator and so far as the Seller is aware, no order by a Governmental or Regulatory Authority has been issued, or threatened in writing to remove an Operator, nor are any of the foregoing pending and, so far as the Seller is aware, no Operator has submitted a notice of resignation in respect of any of the Portfolio Asset Interest Documents.
100.So far as the Seller is aware, the Operator is not in breach of any of the Portfolio Asset Interest Documents such as would permit the other parties to such to remove it as Operator.
101.Save as Disclosed in respect of Block 10 of the STP PSCs and Block 13 of the STP PSCs, all accrued obligations and liabilities imposed by the PSCs, including the work obligations arising from the PSCs, have been duly fulfilled and discharged and there is no outstanding work obligation to be fulfilled under the PSCs or any of them.
102.No notice has been given by the grantor of any of the PSCs (including any Governmental or Regulatory Authority) to any member of the Company Group or Existing Subsidiary of any intention to require further work of a material nature to be conducted.
103.Each Subsidiary or Existing Subsidiary is entitled to vote at all meetings of operating and other committees established in connection with each JOA to which it is a party, and is entitled to cast votes in proportion to its Participating Interest.
104.Save as Disclosed, there are no outstanding guarantees or indemnities given by any member of the Company Group in favour of any Governmental or Regulatory Authority under any of the PSCs or JOAs.
Material assets
105.The material assets, constituting Joint Property (as defined in the relevant JOA) (other than trading stock disposed of in the Ordinary Course of Business) acquired by any Existing Subsidiary will be transferred to the relevant member of the Company Group prior to the date of Partial Completion or the Completion Date, as applicable, and on the date of Partial Completion or the Completion Date, as applicable, and such Joint Property and all other material assets owned by the Company Group are on the date of Partial Completion or the Completion Date, as applicable, the absolute property of the relevant member of the Company Group (save to the extent provided under the relevant PSC), are free from any Encumbrance and are in the possession or under the control of the relevant member of the Company Group.
106.No member of the Company Group has any Encumbrances subsisting over the whole or any part of its present or future revenues or material assets.
107.All such material assets owned by any member of the Company Group are not the subject of any leasing, hiring or hire purchase agreement or agreement for payment on deferred terms or assignment or factoring or other similar agreement.
Any reference to “assets” in (hh) and (jj) shall not include any assets constituting the participating interest in the relevant PSC or JOA.

Debt
108.Save as Disclosed, each member of the Company Group has no Debt and are not party to nor bound by any agreement relating to Debt. On the Completion Date or date of Partial Completion (as appropriate), no member of the Company Group will have any Debt whatsoever nor be party to nor be bound by any agreement relating to Debt;
Material Disputes
109.Save as Disclosed, no member of the Company Group is a plaintiff nor, so far as the Seller is aware, a defendant in or otherwise a party to any litigation, arbitration, or administrative proceedings of a material nature;
110.Save as Disclosed, no member of the Company Group has received any written notification of any material dispute which in the reasonable opinion of the Seller is likely to give rise to any such litigation, arbitration or administrative proceedings as are referred to in (ll) above.
Compliance with Laws
111.So far as the Seller is aware, each member of the Company Group and each Existing Subsidiary has carried on, and is carrying on, the Business (including, in the case of each Subsidiary or Existing Subsidiary, as Operator or non-operator, as applicable, and in relation to the ownership of the Participating Interest in the relevant Interest Document) in compliance in all material respects with applicable laws, and holds (and is in compliance with) all material authorisations, permissions, licences, permits, consents and approvals from and agreements with any Governmental or Regulatory Authority required under applicable law in relation to its acting as Operator or non- operator, as applicable, the conduct of the Business and operations and the ownership of the Participating Interest in the relevant Interest Document.
112.Save as Disclosed, there is no ongoing disagreement in writing between any member of the Company Group or Existing Subsidiary and any Governmental or Regulatory Authority in relation to cost recovery in respect of a material amount, no Governmental or Regulatory Authority has indicated in writing to any member of the Company Group or Existing Subsidiary that any material sums incurred in relation to operations under a PSC are not capable of being cost recovered; and no written request for an official audit, review or investigation in relation to cost recovery has been received by any member of the Company Group or Existing Subsidiary from any Governmental or Regulatory Authority.
113.None of the Seller, any member of the Company Group or any member of the Retained Group nor any of their respective Representatives acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement and other Transaction Documents is or will be at the Completion Date: in violation of any Sanctions Laws and Regulations; a Designated Person or otherwise the target of Sanctions Laws and Regulations; involved in any transactions directly or indirectly, relating to or with entities located in countries subject to U.S. economic sanctions; engaged in dealings in or with any property or interest in property blocked pursuant to any Sanctions Laws and Regulations.
Contracts
114.Save in respect of the Transitional Operator Services Agreements, there is no outstanding amount which is due and payable under any agreement to which any member of the Company Group is a party.
115.Save in respect of the Transitional Operator Services Agreements and the Portfolio Asset Interest Documents, there are no agreements, contracts or arrangements to which any member of the Company Group is a party, including any contracts with affiliates, area of mutual interest agreements, joint bidding agreements, guarantees, indemnities credit support or suretyship.
Environment, Health and Safety
116.Each Subsidiary and Existing Subsidiary, which serves as Operator, complies and has at all times prior to the date of this Agreement complied in all material respects with Environmental Law in the country of the Portfolio Asset Interest Document;
117.So far as the Seller is aware, no Subsidiary or Existing Subsidiary, which serves as Operator, has received prior to the date of this Agreement a written complaint or a notice alleging a material breach of, or a material liability under, Environmental Law in the country of the Portfolio Asset Interest Document.
118.So far as the Seller is aware, each Subsidiary or Existing Subsidiary, which serves as Operator, has obtained and complied, in all material respects with each material Environmental permit required to carry on the Business and its operations under the Portfolio Asset Interest Document.
119.So far as the Seller is aware, each member of the Company Group and Existing Subsidiary has complied in all material respects with its obligations under Health and Safety Law in respect of its own operations regarding the Portfolio Asset Interest Documents, and has not committed any material breach of any Health and Safety Law in respect of its own operations regarding the Portfolio Asset Interest Documents.
120.No member of the Company Group or Existing Subsidiary has received any written notice that it is in violation of any Health and Safety Law in respect of its own operations regarding the Portfolio Asset Interest Documents.
Employees
[***]
    There are no post-employment liabilities regarding existing or former Employees of the Company Group and/or their respective dependants.

121.So far as the Seller is aware, each member of the Company Group has funded all reserves required by local labour laws in respect of end of service severance payments, retirement funds and other benefit plans and programs.
Tax
122.For all periods up to the Partial Completion or the Completion, as applicable, each member of the Company Group and each Existing Subsidiary has complied, in all jurisdictions, in all material respects with all statutory provisions, rules, regulations, orders and directions required of it under any Tax Statute or otherwise required by law, and all Tax Records which relate to periods commencing up to the Partial Completion or Completion, as applicable, remain at the date of this Agreement complete, correct and accurate in all material respects.
123.Each member of the Company Group and each Existing Subsidiary has complied in all material respects with all statutory provisions, rules, regulations, orders and directions required of it in relation to records, invoices and other information required to be kept in relation to Tax.
124.For all periods up to Partial Completion or Completion, as applicable, each member of the Company Group and Existing Subsidiary has duly and timely paid all Tax and (including where required by way of deduction or withholding and including any requirement to account for such deducted or withheld Tax) for which it is liable and no member of the Company Group or Existing Subsidiary is liable, nor has for all periods up to Completion been liable, to pay any interest, fine or other penalty in connection with Tax.
125.For all periods up to Partial Completion or Completion, as applicable, no member of the Company Group or Existing Subsidiary has been involved in any transaction outside the Ordinary Course of Business which has given or may give rise to a liability to Tax (or would have given or might give rise to such a Tax liability but for the availability of any Tax relief).
126.There has been no change to the approach taken by any member of the Company Group to matters relating to Tax as compared to any positions taken in any Tax returns which have been filed prior to the Economic Date.
127.For all periods up to the Partial Completion or Completion Date, as applicable, no member of the Company Group or Existing Subsidiary has been or is involved in any material dispute with any Tax Authority, and no member of the Company Group or Existing Subsidiary is the subject of any enquiry with any Tax Authority concerning any matter other than routine enquiries of a minor nature and the Seller is not aware of any circumstances which would or would be likely to give rise to such a dispute or enquiry.
128.The Company is incorporated, and has its registered office, in the Cayman Islands. No Tax Authority in any jurisdiction considers the Company is resident for Tax purposes in or has a permanent establishment in its jurisdiction. The Company is tax-exempted in the Cayman Islands.

129.Each Subsidiary and Existing Subsidiary is incorporated, and has its registered office, in the Cayman Islands. No Tax Authority in any jurisdiction considers that a Subsidiary or Existing Subsidiary is resident for Tax purposes in or has a permanent establishment in its jurisdiction other than being registered for all relevant Taxes as follows: (1) KE Namibia Company and the Existing Namibia Subsidiary in the Republic of Namibia; (2) KE STP Company and the Existing STP Subsidiary in Democratic Republic of Sao Tome and Principe; and (3) KE Suriname Company and the Existing Suriname Subsidiary in the Republic of Suriname. Each Subsidiary is tax-exempted in the Cayman Islands.
130.Prior to Completion or Partial Completion as appropriate, all transactions entered into by each member of the Company Group and Existing Subsidiary have been entered into on an arm’s length basis and the consideration (if any) which has been charged, received or paid by the relevant member of the Company Group or Existing Subsidiary on all transactions entered into by it prior to the Completion Date has been equal to the consideration which would have been expected to be charged, received or paid between independent persons dealings at arm’s length.
131.No member of the Company Group or Existing Subsidiary is or has been party to any scheme, arrangement, transaction or series of transactions the main purpose, or one of the main purposes of which, was the avoidance of Tax which was either entered into prior to Partial Completion or Completion, as applicable or otherwise has effect for any period after the Economic Date.
132.No member of the Company Group is bound by or party to any Tax sharing or Tax allocation agreement.
133.So far as the Seller is aware, no transaction, act, omission or event has occurred in consequence of which any member of the Company Group or Existing Subsidiary is or may be held liable for any Tax (including under an indemnity) which Tax is primarily or directly chargeable against or attributable to any person other than any of the members of the Company Group or Existing Subsidiary, whether such liability arises as a result of the operation of law or any agreement entered into by any of the member of the Company Group or Existing Subsidiary.
c..The Seller acknowledges that the Purchaser has entered into or procured that its Affiliates have entered into this Agreement and the Transaction Documents to which it is a party on the basis of and in reliance upon the Warranties.
d..The Purchaser acknowledges and confirms, that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever other than those made under this Agreement. In particular, no warranty, representation, covenant, undertaking, indemnity or other statement has been given (expressly or impliedly) in respect of, and the Purchaser acknowledges that it has had an adequate opportunity to review, agrees to hold the Retained Group harmless and is solely responsible for forming its own opinion as to:
134.the amount, quality or deliverability of hydrocarbons attributable to any asset of any member of the Company Group;

135.any geological, geophysical, engineering, economic or other interpretations, forecasts or evaluations;
136.any forecast of expenditures, budgets or financial projections (including any projections as to the future profitability or future value of any member of the Company Group);
137.any geological formation, drilling prospect or hydrocarbon reserves;
138.the repair, condition, working order, fitness for purpose or future performance or capability of any property, plant or equipment forming part of or relating to the assets of any member of the Company Group; and
139.the future performance of any member of the Company Group (including revenues and costs); and
140.none of the Seller, any member of the Company Group, any member of the Retained Group nor any of their Representatives have given any such warranties, representations, covenants, undertakings, indemnities or other statements.
e..Nothing in Clause 10.4 shall limit the Warranties given by the Seller or the standard of disclosure required to limit the Seller’s liability in respect thereof under Schedule 3 (Seller’s Limitations on Liability).
f..Each of the Warranties (subject to Clause 11 (Seller’s limitations on liability) and Schedule 3 (Seller’s Limitations on Liability) below) shall be construed as a separate and independent warranty and shall not be limited or restricted by reference to or inference from the terms of any of the other Warranties.
g..The Purchaser agrees and undertakes that (in the absence of fraud, fraudulent misstatement or misrepresentation, or Wilful Misconduct) it has no rights against and shall not make any claim against any Representative of any member of the Retained Group or any member of the Company Group on whom it may have relied before agreeing to any term of any of the Transaction Documents.
11.Seller’s limitations on liability
The liability of the Seller in respect of Warranty Claims shall be limited as provided in Schedule 3 (Seller’s Limitations on Liability).
12.Purchaser’s warranties and undertakings
a..The Purchaser warrants to the Seller on the Execution Date and on the Completion Date or the Partial Completion Date as (appropriate) (in respect of itself only) that:
141.it is a company duly incorporated and organised and validly existing under the laws of The Netherlands.

142.it has the requisite power and authority, and has received all necessary approvals, to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is party;
143.its obligations under this Agreement and the other Transaction Documents will when delivered constitute binding obligations of it in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, reorganisation, moratorium or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity);
144.the execution and delivery of, and the performance by it of its obligations under, this Agreement and the other Transaction Documents will not: result in a material breach of any provision of the constitutional documents of it; result in a material breach of, or constitute a default under, any instrument to which it is a party or by which it is bound; so far as it is aware, result in a material breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound; or require the consent of its shareholders;
145.no order has been made, petition presented or resolution passed for the winding up of it. No administrator nor any receiver or manager has been appointed by any person in respect of it or all or any of its assets and, so far as it is aware, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed. It has not become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction;
146.it has and will have at Partial Completion or Completion, as applicable immediately available on an unconditional basis (subject only to Partial Completion or Completion, as applicable) the cash resources required to meet in full its obligations under the Transaction Documents;
147.none of it, nor any of its respective Representatives acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement and other Transaction Documents is or will be at the Completion Date: in violation of any Sanctions Laws and Regulations; a Designated Person or otherwise the target of Sanctions Laws and Regulations; involved in any transactions directly or indirectly, relating to or with entities located in countries subject to U.S. economic sanctions; or engaged in dealings in or with any property or interest in property blocked pursuant to any Sanctions Laws and Regulations; and
148.none of it, nor any of its Representatives acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement and other Transaction Documents: will following Partial Completion or Completion, as applicable, permit the Company to engage in any transactions with or relating to countries or persons subject to Sanctions Laws and Regulations; and none of the proceeds used in connection with the acquisition of the Shares in the Company will be derived from or in any way related directly or indirectly to business with countries or persons subject to Sanctions Laws and Regulations.

b..The Purchaser shall at its own cost procure that no later than six (6) months following Completion:
149.no member of the Shell Group shall use “Kosmos Energy” or any other mark, logo, name, symbol or design which, in the opinion of the Seller acting reasonably, is capable of being confused with Kosmos Energy; and
150.all references to any member of the Retained Group wherever and however any such reference is made by the Shell Group in connection with the Business are removed, and the Purchaser shall use reasonable endeavours to procure that, in the event of any sale of the whole or any part of the Shares or Subsidiary Shares to any third party within six (6) months following Completion, any successor in such title shall enter into equivalent undertakings in respect of the Retained Group.
13.Environmental indemnity
a..Subject to Completion or Partial Completion occurring (as appropriate), and other than as set out in Clauses 13.2 and 13.3, the Purchaser agree that no member of the Retained Group shall have any liability to the Purchaser or any member of the Company Group in respect of any Environmental Liabilities of whatsoever nature and howsoever arising whether before, on or after the Economic Date to the extent that Completion or Partial Completion has occurred in relation to the relevant Portfolio Assets.
b..Subject to Completion or Partial Completion occurring (as appropriate), the Seller hereby indemnifies the Purchaser against any and all Losses suffered or incurred by it and in respect of any Claims arising out of, relating to or attributable to any breach of any of the Environmental Warranties to the extent that Completion or Partial Completion has occurred in relation to the relevant Portfolio Asset.
c..Notwithstanding the provisions of Clauses 13.1 and 13.2, the Purchaser, and each member of the Shell Group shall have no liability in respect of, and the Seller shall hold harmless, defend and indemnify the Purchaser and each member of the Shell Group from and against any Claims in respect of any and all Environment Liabilities arising out of or in connection with the [***] of whatsoever nature and howsoever arising whether before, on or after the Execution Date, by whomsoever caused and whether or not arising due to the negligence or breach of duty (statutory or otherwise) of the Purchaser and each member of the Shell Group or any of them. The foregoing indemnity set out in this Clause 13.3 shall automatically cease to have effect in the event and from the date, that any of the parties to the [***] in their capacity as Contractor under the [***], re-enters, deepens or sidetracks the [***].
14.Termination
a..This Agreement shall terminate and, subject to Clause 14.4, each Party’s rights and obligations shall cease to have force and effect from such termination if at any time prior to Completion the Purchaser gives written notice of termination to the Seller following:
151.the Seller making a material decision or failing to procure a member of the Company Group and/or Existing Subsidiary from making a material decision, in connection with or under any of the Portfolio Asset Interest Documents which is not in the Ordinary Course of Business and is contrary to the stated position of the Purchaser on a material decision on which the Purchaser has the right to consent and such consent has not having been given by the Purchaser;
152.a breach by the Seller of any of the Fundamental Warranties in which case this Agreement shall terminate with immediate effect on the date set out in the notice;
153.the occurrence of a MAC Event; or
154.any insolvency, bankruptcy, liquidation, administration, winding up, incapacity (or similar proceedings) in respect of any member of the Company Group, any Existing Subsidiary or the Seller.
b..The Seller may terminate this Agreement in the event of any insolvency, bankruptcy, liquidation, administration, winding up, incapacity (or similar proceedings) of the Purchaser.
c..Save for the Parties’ express right to terminate in this Clause 14.3 and Clauses 3.11 (Condition), 8.4(c) (Completion) and 16.5 (Mutual Warranties), the Parties shall not be entitled to rescind or terminate this Agreement, whether before or after Completion. Nothing in this Clause 14.3 shall operate to limit or exclude any liability for fraud, fraudulent misstatement or misrepresentation. or Wilful Misconduct.
d..If this Agreement is terminated by a Party in accordance with:
155.Clause 3.11 (Condition);
156.Clause 8.4(c) (Completion);
157.Clause 14.1 (Termination); or
158.Clause 16.5 (Mutual Warranties),
then:
xiii.if such termination occurs before Partial Completion or, if Partial Completion does not occur, before Completion, the rights and obligations of the Parties under this Agreement shall cease immediately, save in respect to the respective rights and liabilities of each of the Parties accrued prior to such termination and their rights and obligations under the Continuing Provisions; or
xiv.if such termination occurs after Partial Completion the rights and obligations of the Parties remaining under this Agreement shall cease immediately, save in respect to the respective rights and liabilities of each of the Parties with respect to the Subsidiary(ies) subject to the Partial Completion and/or in respect to the respective other rights and liabilities of each of the Parties accrued prior to such termination and their rights and obligations under the Continuing Provisions.

15.Tax on Transaction and Historical Taxes
a..Notwithstanding any provisions to the contrary in this Agreement:
159.Seller shall bear all transfer Taxes, any registration, documentary or stamp taxes, value added taxes and any notarial or recording fees and expenses incurred and imposed on, or with respect to, the transfers or transactions contemplated in this Agreement (including the Inter Affiliate Agreements) regardless of whether the Seller, the Purchaser or any member of the Company Group is individually or jointly liable for such Taxes under applicable Law or otherwise;
160.Seller shall bear and be liable for any income, capital, real property transfer or gain, gross margin, franchise or gross receipts or indirect transfer capital gain taxes or any other indirect taxes including value added taxes which may arise, in any jurisdiction, as a result of the transactions contemplated in this Agreement (including the Inter Affiliate Agreements), including any such Taxes levied against or recoverable from Purchaser or any member of the Company Group.
b..Seller in addition, shall indemnify, defend and hold the Purchaser and its Affiliates harmless from any Tax liability of any member of the Company Group which arises:
161.in consequence of an event, act, transaction or omissions occurring on or before Partial Completion or Completion, as applicable; or
162.in respect of or by reference to any income, profits or gains which were earned, accrued or received on or before Partial Completion or Completion, as applicable, or in respect of a period ending on or before Partial Completion or Completion, as applicable;
but only to the extent that such liability has not been paid or discharged on or before Partial Completion or Completion, as applicable.
c..The Seller shall not be liable for any Claim under Clause 15.2 unless written notice containing full details of such Claim is given by or on behalf of the Purchaser to the Seller by no later than seven (7) years or such later period as provided under applicable law from the date of Partial Completion or Completion Date, as applicable and the Seller shall pay the amount referred to in such written notice to the Purchaser within thirty (30) days after the date of the notice.
d..In the event the Seller or one of its Affiliates is required by a Governmental or Regulatory Authority to pay value added taxes on the Inter Affiliate Transfer Agreements, Seller or its Affiliate shall issue a valid value added tax invoice to the relevant Subsidiary and shall provide evidence to Purchaser that the value added tax has been paid. If Purchaser or one of its Affiliates is entitled to and actually recovers all or a portion of such value added taxes, Purchaser shall reimburse or procure that its Affiliate shall reimburse, the Seller the amount of value added taxes actually recovered.

16.Mutual warranties
a..The Parties make the following warranties to each other as of the date of this Agreement and the date of Partial Completion or the Completion Date, as applicable:
163.Each Party warrants that in connection with this Agreement and the Agreement’s subject matter (and in the case of the Seller, in connection with the Portfolio Asset Interest Documents, the Seller’s and its Affiliates, its Associated Persons, its directors, officers, employees, agents, or consultants, or any other person acting for, or on behalf of the Party or its Affiliates activities in the Republic of Namibia, Democratic Republic of Sao Tome and Principe and the Republic of Suriname, and the activities of any member of the Company Group), except as otherwise Disclosed and except as set forth in subsection (a)(iii) below, directly or indirectly:
xv.have not violated or committed any act that would constitute a violation of, or an offence under, any Anti-Bribery Laws or Sanctions Laws and Regulations, irrespective of whether the Anti-Bribery Laws or Sanctions Laws and Regulations apply;
xvi.have not paid, offered, promised, or authorised the payment, directly or indirectly, of any monies or anything of value to any person for the purpose of improperly influencing any act or decision by that person, or by a Government Official, to obtain, retain, or direct business or to secure an improper advantage;
xvii.have not, to the knowledge of the Party, been the subject of any actual, pending or threatened, legal, administrative, arbitral or other proceeding, claim, suit, inquiry, or action against, or government investigation in connection with any Anti-Bribery Laws or Sanctions Laws and Regulations in or concerning any jurisdiction, whether or not relating to operations or activities in the Republic of Namibia, Democratic Republic of Sao Tome and Principe and the Republic of Suriname, nor, so far as the Party is aware, are there any circumstances likely to give rise to any such investigation, inquiry or proceeding in or concerning activities or operations in the Republic of Namibia, Democratic Republic of Sao Tome and Principe and the Republic of Suriname; or
xviii.have no injunction, order, judgment, ruling, or decree against them by or before any government in connection with any Anti-Bribery Laws or Sanctions Laws or Regulations.
164.In connection with the Agreement, each Party warrants and undertakes that it, its Affiliates, its directors, officers, employees, agents or consultants, and any other person acting for, or on behalf of, such Party, directly or indirectly shall not violate any Anti- Bribery Law or Sanctions Law or Regulation, or engage any act, practice, or conduct that would constitute a violation of, or an offence under, the Anti-Bribery Laws or Sanctions Laws and Regulations, as if those laws applied to it.

b..Each Party shall defend, indemnify and hold the other Party and its Affiliates harmless from and against any and all Claims and Losses (including all Losses, suffered or incurred in investigating, settling or disputing any such action (actual or potential) and/or the reasonable costs of obtaining advice as to any such action (actual or potential)) which the other Party or its Affiliates may suffer or incur or which may be brought against it in any jurisdiction arising, out of, in respect of, or in connection with any breach by a Party, its Affiliates, or their directors, officers or employees of the warranties and undertakings under this Clause 16.
c..Notwithstanding anything in this Agreement to the contrary, no provision shall be interpreted or applied so as to require any Party to do, or refrain from doing, anything which would constitute a violation of any law or regulation applicable to such Party.
d..For the term of this Agreement and for a period of five (5) years thereafter, each Party shall reasonably cooperate in good faith with any reasonable request of any other Party to be entitled to review relevant documentation, and further each Party agrees to encourage its representatives, management and/or staff to engage in interviews at the request of any other Party, in order to verify compliance with the terms of this Clause 16 and the requirements of the Anti-Bribery Laws or Sanctions Laws and Regulations. Each Party shall cooperate fully and in good faith in any such audit or investigation conducted by another Party in relation to compliance with this Clause 16 and the Anti-Bribery Laws and Sanctions Laws and Regulations.
e..Notwithstanding anything in this Agreement to the contrary, each Party shall have the right to suspend or terminate this Agreement and any payments hereunder if the other Party has failed to comply with any of the terms of Clause 16.1(a) and/or Clause 16.1(b).
17.Withholding
a..Any payments made or due from a Party (the “Payer”) under this Agreement shall be effected by the Payer without any deduction or withholding of any Tax unless required by law. In the event that the Payer is obliged to deduct or withhold any such Tax under applicable law when effecting any such payment, the Payer shall:
165.make the deduction or withholding and account to the relevant Tax Authority for the amount deducted or withheld within the time allowed and in the minimum amount required by law and promptly provide the Party receiving the relevant payment (the “Payee”) with evidence reasonably satisfactory to the Payee that it has done so; and
166.(other than where the relevant payment is, or is in respect, of the Consideration including any additional consideration, if any, that may be due and payable in accordance with the terms of the Portfolio Agreement) increase the amount payable to the Payee to the extent necessary to ensure that after making the required deduction or withholding the Payee receives the payment in the amount it would have received had the Payer had no obligation to make the required deduction or withholding.

b..The Payer covenants to pay to the Payee on demand an amount equal to any Losses incurred or suffered by the Payee as a result of any failure by the Payer to comply with its obligations under Clause 17.1(a).
18.Access
a..The Purchaser shall make available to the Seller copies of any Books and Records of the Company Group (or, if practicable, the relevant parts of those Books and Records) which are reasonably required by the Seller for the purpose of dealing with its Tax or accounting affairs and/or any proceeding, enquiry, audit or investigation of any judicial or Governmental or Regulatory Authority and, accordingly, the Purchaser shall, upon being given reasonable notice by the Seller and subject to the Seller giving such undertaking as to confidentiality as the Purchaser shall reasonably require, procure that such Books and Records are made available to the Seller and its Representatives for inspection (during Working Hours) and copying (at the Seller’s expense) for and only to the extent necessary for such purpose and for a period of five (5) years from Completion.
b..The Seller shall make available to the Purchaser copies of any Books and Records of members of the Retained Group (or, if practicable, the relevant parts of those Books and Records) which are reasonably required by the Purchaser for the purpose of dealing with its Tax or accounting affairs and/or any proceeding, enquiry, audit or investigation of any judicial or Governmental or Regulatory Authority and, accordingly, the Seller shall, upon being given reasonable notice by the Purchaser and subject to the Purchaser giving such undertaking as to confidentiality as the Seller shall reasonably require, procure that such Books and Records are made available to the Purchaser and their Representatives for inspection (during Working Hours) and copying (at the Purchaser’ expense) for and only to the extent necessary for such purpose and for a period of five (5) years from Completion.
c..In the event that any proceeding, enquiry, audit or investigation of any judicial or Governmental or Regulatory Authority is pending at the time of expiry of the period of five (5) years from Completion, or if at such time the Seller or the Purchaser (as applicable) is in the process of using any Books and Records in connection with satisfying applicable laws or regulations, the Seller or the Purchaser (as applicable) shall be entitled to continuing access to the Books and Records on the same terms as provided in Clauses 18.1 and 18.2 for a further period until completion of the relevant enquiry, investigation or other event.
19.Effect of completion
Any provision of the Transaction Documents which is capable of being performed after, but which has not been performed at or before Partial Completion or Completion, as applicable, shall remain in full force and effect notwithstanding Partial Completion or Completion, as applicable.
20.Assurance
a..The Purchaser, for itself and its successors and assigns, covenants that, at any time and from time to time on or after Completion, it and they will execute and deliver all such instruments of assumption and acknowledgements or take such other action as the Seller may reasonably request in order to give full effect to this Agreement and the Transaction Documents.

b..The Seller, for itself and its successors and assigns, covenants that, at any time and from time to time on or after Completion, it and they will execute and deliver all such instruments of assumption and acknowledgements or take such other action as the Purchaser may reasonably request in order to give full effect to this Agreement and the Transaction Documents.
21.Insurance
The Purchaser undertakes that with effect from the date of Partial Completion or the Completion Date, as applicable it will arrange insurance cover or self-insure in respect of the Company Group and acknowledges that with effect from the date of Partial Completion or Completion Date, as applicable any pre-existing insurance cover maintained by the Retained Group shall no longer apply to the Company and the relevant Subsidiary.
22.Assignment
Save as expressly provided for herein, neither Party may assign, transfer, charge, declare a trust of or otherwise dispose of all or any part of its rights and benefits under this Agreement or any other Transaction Documents (including any cause of action arising in connection with any of them) or of any right or interest in any of them without the prior written consent of the other Party, provided that the Purchaser or the Seller shall be entitled to assign this Agreement in whole or in part without the consent of the other Parties to any of its Affiliates.
23.Entire agreement
a..This Agreement, together with the Transaction Documents and any other documents referred to in this Agreement or any Transaction Document, constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them relating to the sale and purchase of the Shares.
b..Save in relation to breach of this Agreement or any other Transaction Document, no Party nor any of its Related Persons shall have any right or remedy, or make any claim, against another Party nor any of its Related Persons in connection with the sale and purchase of the Shares.
c..In this Clause 23, “Related Persons” means, in relation to a Party, members of the Retained Group (in respect of the Seller), the Shell Group (in respect of the Purchaser) and the Representatives of that Party and of members of the Retained Group (in respect of the Seller), the Shell Group (in respect of the Purchaser).
d..Nothing in this Clause 23 shall operate to limit or exclude any liability for fraud, fraudulent misstatement or misrepresentation, breach of Anti-Bribery Laws and Regulations or Wilful Misconduct.
24.Notices
a..Any notice or other communication to be given under or in connection with this Agreement shall be in the English language in writing and signed by or on behalf of the Party giving it. A notice may be delivered personally, pre-paid recorded delivery or international courier to the address or email provided in Clause 24.3, and marked for the attention of the person specified in that Clause.
b..A notice shall be deemed to have been received at the time of its delivery, provided that if deemed receipt of any notice occurs after 5.30 p.m. or is not on a Business Day, deemed receipt of the notice shall be 9.30 a.m. on the next Business Day. References to time in this Clause 24 are to local time in the country of the addressee.
c..Notices under this Agreement shall be sent to a Party at its address or number and for the attention of the individual set out below:

Seller
Name:	Kosmos Energy Operating
Address:	in care of Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231 USA
Attn:	General Counsel
Seller Guarantor
Name:	Kosmos Energy Holdings
Address:	in care of Kosmos Energy LLC, 8176 Park Lane, Suite 500, Dallas, Texas 75231 USA
Attn:	General Counsel
Purchaser
Name:	B.V. Dordtsche Petroleum Maatschappij
Address:	Carel van Bylandtlaan 30, The Hague, 2596 HR, Netherlands
Attn:	General Counsel Upstream
With a copy to:	[***]
d..A Party shall notify the other Parties of any change to its details in Clause 24.3 in accordance with the provisions of this Clause 24, provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.
25.Announcements
No Party nor its Affiliates shall make any public announcements or other statements regarding the execution of this Agreement, the Transaction Documents, Completion or any other matter involving this Agreement or any of the transactions or documents contemplated under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, except that a Party may make a public announcement that is required by law or to comply with any directives or other requirements of any law of any relevant jurisdiction or any securities exchange, Governmental or Regulatory Authority provided that, to the extent permissible, such Party gives the other Parties notice and a copy of the announcement at least forty-eight (48) hours prior to such announcement being made.
26.Guarantees
a..In consideration of the Purchaser entering into this Agreement, the Seller Guarantor irrevocably and unconditionally guarantees to the Purchaser punctual performance by the Seller of all of the Seller’s obligations under this Agreement and undertakes to the Purchaser that whenever the Seller does not pay any amount when due under or in connection with this Agreement and any other Transaction Document, the Seller Guarantor shall immediately on demand pay that amount to the Purchaser as if it was the principal obligor so that the same benefits are conferred on the Purchaser as it would have received if such obligation had been performed and satisfied by the Seller (the “Seller Guarantee”).
b..The Seller Guarantor, as principal obligor and as a separate and independent obligation and liability from its obligations and liabilities in Clause 26.1, undertakes to indemnify and hold the Purchaser harmless from and against any Loss suffered or incurred by it arising directly or indirectly out of, as a result of or in connection with the non-performance by the Seller of any of its payment obligations in accordance with the Seller Guarantee.
c..The Seller Guarantee is a continuing guarantee and will extend to any sums payable by the Seller to the Purchaser under this Agreement, regardless of any intermediate payment or discharge in whole or in part.
d..The obligations of the Seller Guarantor will not be affected by any act, omission, matter or thing which, but for this Clause 26.4 would reduce, release or prejudice any of its obligations under this Agreement or any other Transaction Document including:
167.any time, waiver or consent granted to the Seller or any other person;
168.the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against any guaranteed Party under this Agreement or any other Transaction Document;
169.the insolvency (or similar proceedings) of the Seller, any incapacity or lack of power, authority or legal personality of the Seller or change in control, ownership or status of the Seller;
170.any amendment to this Agreement or any other Transaction Document;
171.any illegality, invalidity or unenforceability of any obligation of any person under this Agreement or any other Transaction Document; or
172.any other act, event or omission which might operate to discharge, impair or otherwise affect any of the obligations of the Seller Guarantor or any of the rights, powers and remedies conferred on the Purchaser, in each case under this Agreement or any other Transaction Document.
e..The Seller Guarantor also waives any right which it may have to first require the Purchaser to proceed against the Seller before claiming from the Seller Guarantor under this Clause 26.
f..Until all amounts which may be or become payable by the Seller to the Purchaser under or in connection with this Agreement and any other Transaction Document have been irrevocably paid in full:
173.the Seller Guarantor will not make demand for the payment of any sum from the Seller connected with or in relation to the sum demanded by the Purchaser or claim any set- off or counterclaim against the Seller;

174.if the Seller is insolvent or in liquidation, the Seller Guarantor will not prove in any such insolvency or liquidation in competition with the Purchaser; and
175.the Seller Guarantor will not exercise any rights which they may have to be indemnified by the Purchaser or otherwise claim from the Purchaser any sums which may be owing to it from the Purchaser.
g..The Seller Guarantor undertakes to hold any security taken from the Seller in connection with the Seller Guarantee and any monies or rights received by the Seller Guarantor from the Seller as trustee on trust for the Purchaser pending discharge in full of all of the Seller Guarantor’s obligations under the Seller Guarantee.
h..The Seller Guarantor agrees that:
176.if any payment received by the Purchaser from the Seller in relation to its obligations under this Agreement is avoided or set aside on the subsequent insolvency or liquidation of the Seller any amount received by the Purchaser and subsequently repaid, shall not discharge or diminish the liability of the Seller Guarantor under this Clause 26, and this Clause 26 shall apply as if such payment had at all times remained owing by the Seller; and
177.after a demand has been made by the Purchaser under this Clause 26 and until the amount demanded has been paid in full, the Purchaser may take such action as it thinks fit against the Seller to recover all sums due and payable to it under this Agreement, without affecting the obligations of the Seller Guarantor under this Clause 26.
i..The Seller Guarantor warrants to the Purchaser as of the Execution Date and as of the date of Partial Completion or Completion Date, as applicable in the terms of Clause 10.2(a) to 10.2(d) (inclusive) (with all references to “the Seller” and/or the “Company Group” and/or “each member of the Company Group” deemed to be references to the “Seller Guarantor”).
27.Confidentiality
a..Save as expressly provided in Clause 27.3, the Seller shall and shall procure that each member of the Retained Group shall treat as confidential the provisions of the Transaction Documents, all information they possess relating to each Company Group and all information they have received or obtained relating to the Purchaser’ Group as a result of negotiating or entering into the Transaction Documents.
b..Save as expressly provided in Clause 27.3, the Purchaser shall, and shall procure that each member of its Group shall, treat as confidential the provisions of the Transaction Documents and all information it has received or obtained about the Retained Group as a result of negotiating or entering into the Transaction Documents.
c..A Party may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent that it:

178.is disclosed to Representatives of that Party or its Affiliates, if this is reasonably required in connection with this Agreement (and provided that such persons are required to treat that information as confidential);
179.is required to do so by law or any securities exchange, or by compulsory process issued by any Governmental or Regulatory Authority or Taxation Authority provided such disclosure shall, so far as practical, be made after consultation with the Purchaser or the Seller (as applicable) and after taking into account their reasonable requirements as to its timing, content and manner of making or despatch;
180.was already in the lawful possession of that Party or its Representatives without any obligation of confidentiality (as evidenced by written records);
181.comes into the public domain other than as a result of a breach by a Party of this Clause 27;
182.lawfully comes into the possession of that Party, its Affiliates or their Representatives from a third party that expressly represents that it has the right to disseminate such information at the time it is acquired by such Party; or
183.receives prior written consent to the disclosure from the other Party.
d..The confidentiality restrictions in Clauses 27.1 to 27.3 shall continue to apply after the termination of this Agreement for a period of five (5) years.
e..Without prejudice to any other rights or remedies which the Parties may have, the Purchaser and the Seller acknowledge and agree that damages would not be an adequate remedy for any breach of the confidentiality restrictions in Clauses 27.1 to 27.3 and the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of any such provision and no proof of special damages shall be necessary for the enforcement of the rights under Clauses 27.1 to 27.3.
f..The Parties acknowledge and agree that, to the extent applicable and subject to its terms, the Purchaser shall also be bound by the provisions of the Confidentiality Agreement in respect of any “Confidential Information” (as that term is used and defined in the Confidentiality Agreement) that relates to any member of the Retained Group (other than the Seller) other than all information it has received or obtained about the Retained Group as a result of negotiating or entering into the Transaction Documents, which shall remain in force and full effect in accordance with its terms. If there is any inconsistency between this Agreement and the Confidentiality Agreement, this Agreement shall prevail.
28.Costs and expenses
Each Party shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Shares and the preparation, execution and carrying into effect of this Agreement and the other Transaction Documents. Each Party shall bear and pay the costs and expenses of any advisers, consultants, investment bankers or other parties hired by it in connection with the transaction contemplated in this Agreement and the other Transaction Documents.

29.Counterparts
This Agreement may be executed in counterparts and shall be effective when each Party has executed and delivered a counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument. A signed copy of this Agreement delivered by scan, email or other form of electronic communications shall be deemed to have the same effect as the delivery of an original signed copy of this Agreement.
30.Severance and validity
If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction then: a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
31.Variations
No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Parties.
32.Remedies and waivers
a..No waiver of any right under this Agreement or any other Transaction Document shall be effective unless in writing. Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.
b..No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement, shall constitute a waiver of such right or remedy.
c..The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.
d..The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law except as otherwise expressly provided.
e..No Double Recovery
A Party shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same Losses or breach of this Agreement. For the purposes of this Clause 32.5, recovery by any of the Company or a Subsidiary following Partial Completion or Completion, as applicable shall be deemed to be recovery by the Purchaser.
f..Exclusion of Limitations
Nothing in this Agreement shall apply to limit a Claim under this Agreement that arises or is delayed as a result of fraud, fraudulent misstatement or misrepresentation or Wilful

Misconduct by a Party, any other member of a Group, the Retained Group or any of the Company or a Subsidiary or any of their respective officers or employees.
g..Consequential Loss
Subject always to the provisions of Clause 32.6, in no event shall a Party be liable to another Party for any Claims for liabilities whether in contract, tort or breach of statutory duty or otherwise for any actual or expected:
184.indirect or consequential loss or anticipated loss of profits;
185.loss or anticipated loss of revenue, loss of goodwill, loss of opportunity, or loss of business; or
186.any other special, indirect or punitive consequential loss.
33.Third party rights
a..Save as expressly provided in Clauses 3.9 and Clause 33.2, a person who is not a Party or its successor or permitted assignee shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of the terms of this Agreement.
b..Clauses 9 (Post-completion covenants), 10 (Seller’s warranties), 12 (Purchaser’ warranties and undertakings), 13 (Environmental indemnity), 18.2 (Access), 20 (Assurance), 25 (Announcements) and 27 (Confidentiality) are intended to benefit members of the Retained Group and Clause 23 (Entire agreement) is intended to benefit a Party’s Related Persons, and each such Clause shall be enforceable by any of them under the Contracts (Rights of Third Parties) Act 1999, subject to the other terms and conditions of this Agreement.
c..The Parties may amend or vary this Agreement in accordance with its terms without the consent of any other person.
34.Governing law and jurisdiction
a..This Agreement, including any non-contractual obligations arising out of or in connection with this Agreement and any and all other agreements and instruments executed and other documents delivered pursuant hereto, are governed by and shall be construed in accordance with English law.
b..The Parties agree that any claim, dispute or difference of whatever nature arising under, out of or in connection with this Agreement (including a claim, dispute or difference regarding its existence, termination or validity or any non-contractual obligations arising out of or in connection with this Agreement) (a “Dispute”), shall be referred to and finally settled by arbitration in accordance with the Arbitration Rules (the “Rules”) of the International Chamber of Commerce (“ICC”) as in force at the date of this Agreement and as modified by this Clause, which Rules shall be deemed incorporated into this Clause. The arbitral tribunal shall consist of three arbitrators. Within thirty (30) Days of the written request for arbitration, the claimant shall nominate one arbitrator and the respondent shall nominate the second arbitrator. The third arbitrator (who, subject to confirmation by the ICC Court, shall act as President of the arbitral tribunal) shall be appointed by the arbitrators nominated by the claimant and respondent or, in the absence of agreement on the third arbitrator within fifteen (15) days of the nomination of the second arbitrator, by the ICC Court in accordance with the ICC Rules. If claimant and/or respondent fail to nominate an arbitrator, an arbitrator shall be appointed on their behalf by the ICC Court in accordance with the ICC Rules. In such circumstances, any existing nomination or confirmation of an arbitrator shall be unaffected, and the remaining arbitrator(s) shall be appointed in accordance with this Clause 34.2. If an arbitrator fails or is unable to act, his successor will be appointed in the same manner as the arbitrator whom he succeeds. The decision of a majority of the arbitrators shall be final and binding upon the Parties. Each arbitrator shall remain impartial and independent of the Parties involved in the arbitration. The seat of arbitration shall be London, England and the language of arbitration shall be English. Sections 45 and 69 of the Arbitration Act 1996 shall not apply. Notwithstanding any inconsistencies with the Rules, a Request for Arbitration must be served on all other Parties to the dispute in accordance with Clause 24 (Notices) of this Agreement.
c..In order to facilitate the comprehensive resolution of related disputes, all claims between the Parties that arise out of or in connection with this Agreement, any other Transaction Document or other instrument executed pursuant to this Agreement, or any of the Assets Documents may be brought in a single arbitration. Upon the request of any Party to an arbitration commenced pursuant to Clause 34.2 (an “Arbitration”), the arbitral tribunal shall consolidate the Arbitration with any other arbitration proceeding relating to this Agreement, any other Transaction Document or other instrument executed pursuant to this Agreement, or to any of the Assets Documents, and in respect of which the arbitral tribunal was constituted after the constitution of the arbitral tribunal in the Arbitration, if either:
187.all parties concerned agree; or
188.the arbitral tribunal determines that there are issues of fact or law common to the two proceedings so that a consolidated proceeding would be more efficient than separate proceedings; and no party would be prejudiced as a result of such consolidation through undue delay or otherwise.
In the event of an order for consolidation, (i) where the parties in the two proceedings are identical, the tribunal constituted first in time shall serve as the arbitral tribunal for the consolidated arbitration and (ii) where the parties in the two proceedings are not identical, a new arbitral tribunal for the consolidated arbitration shall be constituted in accordance with the provisions of Clause 34.2. Where a new tribunal is so constituted, for the avoidance of doubt, any rulings, directions or orders made by the arbitral tribunal constituted first in time, with the exception of outstanding orders for costs, will be of no effect. For the purpose of the constitution of the arbitral tribunal under this provision, and without prejudice to any party’s rights under applicable limitation periods, the consolidated arbitration will be considered to have been commenced on the date of receipt by all the parties of the order for consolidation.
d..The Parties agree that before the constitution of the arbitral tribunal, any party to an Arbitration may effect joinder by serving notice on any party to this Agreement, the Transaction Documents or any instrument executed pursuant to this Agreement, or any one of the Assets Documents whom it seeks to join, provided that such notice is also sent to all other parties to the Arbitration within 30 days of service of the request for Arbitration. The joined party will become a claimant or respondent party (as appropriate) in the Arbitration and participate in the arbitrator appointment process in Clause 34.2.
e..The Parties waive any claim to any damages in the nature of punitive, exemplary or statutory damages in excess of compensatory damages, and the tribunal is specifically divested of any power to award such damages.
f..The award of the tribunal shall be final and binding on the Parties (i.e. not subject to appeal), and the Parties agree that an arbitration award may be entered in any court having jurisdiction thereof. The tribunal shall have the right and authority to grant injunctive, declaratory and other equitable relief.
g..No arbitrator shall be a present employee or agent of, or consultant or counsel to, either Party or any Affiliate of either Party or a national of a state with which the domicile of any Party does not maintain diplomatic relations.
h..The arbitration shall be conducted in the English language and all documents submitted in connection with such proceeding shall be in the English language or, if in another language, accompanied by a certified English translation.
i..The parties to the arbitration shall each pay an equal amount of any advance on costs if in accordance with the ICC Rules. The tribunal shall be entitled to allocate the costs of arbitration between the parties to the arbitration, which costs shall be borne by each party to the arbitration as determined in any arbitral award or awards by the tribunal.
j..The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement.
k..The Parties irrevocably submit to the non-exclusive jurisdiction of the courts of England to support any arbitration pursuant to this Clause 34 including, if necessary, the grant of interlocutory relief.
35.Agent for service of process
a..The Seller and Seller Guarantor irrevocably appoint Kosmos Energy LLC, and having its office at 11 Stratton Street, London, United Kingdom, W1J 8LG as its agent for service of process in England.
b..If any person appointed as agent for service of process ceases to act as such the relevant Party shall immediately appoint another person to accept service of process on its behalf in England and notify the other Parties of such appointment. If it fails to do so within ten (10) Business Days the other Parties shall be entitled by notice to the relevant Party to appoint a replacement agent for service of process.
In Witness Whereof each Party has executed this Agreement, or caused this Agreement to be executed by its duly authorised representatives.

Schedule 1.

(Details of the Company Group)
Part a.1
(Details of the Company)

Company name	:	Portfolio Holdings
Date of incorporation and place of incorporation	:	10 August 2020
Registration number	:	365125
Registered office address	:	Circumference FS (Cayman) Ltd., PO Box 32322, 4th Floor, Century Yard, Cricket Square, George Town, Grand Cayman, KY1-1209, Cayman Islands
Type of Company	:	Exempted
Authorised share capital	:	50,000
Shareholding of the Seller	:	100%
Shareholder – number of issued shares	:	1-50,000
Directors	:	[***] [***]

Part b.2 (a)
(Details of the Subsidiary)

Company name	:	KE Namibia Company
Date of incorporation and place of incorporation	:	17 August 2020
Registration number	:	365398
Registered office address	:	Circumference FS (Cayman) Ltd., PO Box 32322, 4th Floor, Century Yard, Cricket Square, George Town, Grand Cayman, KY1-1209, Cayman Islands
Type of Company	:	Exempted
Authorised share capital	:	50,000
Shareholding of the Seller	:	100%
Shareholder – number of issued shares	:	1-50,000
Directors	:	[***] [***]

Part c.2 (b)
(Details of the Subsidiary)

Company name	:	KE STP Company
Date of incorporation and place of incorporation	:	17 August 2020
Registration number	:	365397
Registered office address	:	Circumference FS (Cayman) Ltd., PO Box 32322, 4th Floor, Century Yard, Cricket Square, George Town, Grand Cayman, KY1-1209, Cayman Islands
Type of Company	:	Exempted
Authorised share capital	:	50,000
Shareholding of the Seller	:	100%
Shareholder – number of issued shares	:	1-50,000
Directors	:	[***] [***]

Part d.2 (c)
(Details of the Subsidiary)

Company name	:	KE Suriname Company
Date of incorporation and place of incorporation	:	12 August 2020
Registration number	:	365493
Registered office address	:	Circumference FS (Cayman) Ltd., PO Box 32322, 4th Floor, Century Yard, Cricket Square, George Town, Grand Cayman, KY1-1209, Cayman Islands
Type of Company	:	Exempted
Authorised share capital	:	50,000
Shareholding of the Seller	:	100%
Shareholder – number of issued shares	:	1-50,000
Directors	:	[***] [***]

Part e.3(a)
(Details of the Existing Subsidiary)

Company name	:	Kosmos Energy Namibia
Date of incorporation and place of incorporation	:	17 May 2018
Registration number	:	337033
Registered office address	:	Circumference FS (Cayman) Ltd., PO Box 32322, 4th Floor, Century Yard, Cricket Square, George Town, Grand Cayman, KY1-1209, Cayman Islands
Type of Company	:	Exempted
Authorised share capital	:	50,000
Shareholding of the Seller	:	100%
Shareholder – number of issued shares	:	1-50,000
Directors	:	[***] [***] [***]

Part f.3(b)
(Details of the Existing Subsidiary)

Company name	:	Kosmos Energy Sao Tome and Principe
Date of incorporation and place of incorporation	:	3 July 2015
Registration number	:	301785
Registered office address	:	Circumference FS (Cayman) Ltd., PO Box 32322, 4th Floor, Century Yard, Cricket Square, George Town, Grand Cayman, KY1-1209, Cayman Islands
Type of Company	:	Exempted
Authorised share capital	:	50,000
Shareholding of the Seller	:	100%
Shareholder – number of issued shares	:	1-50,000
Directors	:	[***] [***] [***]

Part g.3(c)
(Details of the Existing Subsidiary)

Company name	:	Kosmos Energy Suriname
Date of incorporation and place of incorporation	:	13 May 2011
Registration number	:	256363
Registered office address	:	Circumference FS (Cayman) Ltd., PO Box 32322, 4th Floor, Century Yard, Cricket Square, George Town, Grand Cayman, KY1-1209, Cayman Islands
Type of Company	:	Exempted
Authorised share capital	:	50,000
Shareholding of the Seller	:	100%
Shareholder – number of issued shares	:	1-50,000
Directors	:	[***] [***] [***]

Schedule 2.

(Completion Arrangements)
Part a.1
(Seller’s Obligations)
At Completion, the Seller shall:
i.execute and deliver to the Purchaser counterparts of the Transaction Documents to be executed by the Seller at Completion and procure the execution and delivery of those Transaction Documents (if any) to which a member of the Retained Group or a related person or the Company is a party; and
ii.deliver to the Purchaser:
Authorisations
1.a certified copy of each power of attorney under which any document to be delivered to the Purchaser has been executed (if any);
2.a copy of the minutes of the meeting of the board of directors (and, where required under applicable law or the relevant entity’s constitutional documents, of the members) of the Seller, the Seller Guarantor, the Company and each Subsidiary (or its equivalent) duly authorising: (x) the execution of this Agreement and other Transaction Documents to which each is a party; and (y) the matters contemplated by this Agreement and the Transaction Document to which each is party (including, without limitation, (i) the transfer of one hundred percent (100%) of the Shares from the Seller to the Purchaser; (ii) the issue of a share certificate in the name of the Purchaser in respect of one hundred percent (100%) of the Shares relating to individually numbered shares; (iii) the changes in the Company’s and the Subsidiary’s directors (and for this purpose the Purchaser shall notify the Seller of the incoming directors no later than ten Business Days prior to Completion); and (iv) the change in the Company’s and the Subsidiary’s registered office);
Director and Officer Documents
3.letters of resignation signed by all the directors of the Company and of the Subsidiaries, substantially in the form of Schedule 4 (Form of Resignation Letter) (the “Outgoing Directors and Officers”);
4.a certified copy (certified by the registered office service provider of the Company) of the register of directors and officers of the Company maintained by (or on behalf of) the Company as updated to record the registration therein, as at Completion, of (x) the resignation of the Outgoing Directors and Officers of the Company and (y) the appointment of each Director and each Officer to the Company nominated by the Purchaser;
5.a certified copy (certified by the registered office service provider of the Subsidiaries) of the register of directors and officers of each Subsidiary maintained by (or on behalf of) the Subsidiary as updated to record the registration therein, as at Completion, of (x) the resignation of the Outgoing Directors and Officers of the Subsidiary and (y) the

appointment of each Director and each Officer to the Subsidiary nominated by the Purchaser;
Registered Office Documents
6.evidence that the registered office of the Company and the Subsidiaries have been changed from their existing location to such registered office(s) (located in the Cayman Islands) as the Purchaser shall notify the Seller in writing no later than ten Business Days prior to Completion;
Register of Mortgages and Charges
7.a certified copy (certified by the registered office service provider of the Company or the Subsidiary, as applicable) of the register of mortgages and charges of the Company and of the Subsidiary;
Share Documents
8.a copy of the share transfer instruments executed by the Seller for the purposes of transferring one hundred percent (100%) of the Shares to Purchaser’s share account;
9.each share certificate as previously issued in the name of the Seller in respect of the Shares, each such share certificate being duly cancelled;
10.a certified copy (certified by the registered office service provider of the Company) of the register of members of the Company maintained by (or on behalf of) the Company as updated to record the registration therein, as at Completion, of the transfer of one hundred percent (100%) of the Shares from the Seller to the Purchaser;
11.a share certificate in the name of the Company in respect of one hundred percent of the Shares;
12.a certified copy (certified by the registered office service provider of each Subsidiary) of the register of members of each Subsidiary maintained by (or on behalf of) the Subsidiary recording the registration of the Company as the holder of one hundred per cent (100%) of the Subsidiary Shares;
Other
13.a copy of each of the executed relevant Inter Affiliate Transfer Agreements.
The Seller shall, as soon as reasonably practicable following Completion but no later than 5:00 p.m. (local time in the Cayman Islands) on the Completion Date, deliver to the new registered office of the Company and the Subsidiaries as notified to the Seller in accordance with paragraph 2.6 above:
i.originals of the registers referred to in paragraphs 2.5, 2.6, 2.8, 2.12 and 2.14 above;
ii.the certificate of incorporation of the Company and of the Subsidiary;
iii.each certificate of incorporation on change of name of the Company and of each Subsidiary;

iv.the memorandum of association of the Company and of each Subsidiary;
v.the articles of association of the Company and of each Subsidiary;
vi.a certificate of good standing in respect of the Company and of each Subsidiary to be dated within twenty (20) days of Completion or such other date as is nominated by the Purchaser;
vii.the minutes of all meetings of, and all resolutions consented to by, the directors, members, committees of directors and committees of members of the Company and of each Subsidiary;
viii.the tax exemption certificate of the Company and of each Subsidiary; and
ix.all common seal(s) of the Company and of each Subsidiary.

Part b.2
(Purchaser’s Obligations)
At Completion, the Purchaser shall:
i.procure that on the Completion Date and in accordance with Clause 4, the Initial Consideration shall be transferred to the Seller’s Designated Account by wire transfer in immediately available cleared funds and shall deliver to the Seller SWIFT confirmations (in a form satisfactory to the Seller) that the payment of the above stated amount has been made pursuant to this Agreement;
ii.execute and deliver to the Seller or the Seller’s Lawyers the Transaction Documents to be signed by it or any relevant member of its Group or a Related Person;
iii.deliver to the Seller or the Seller’s Lawyers:
1.an extract of the resolution of the board of directors resolving on the execution of this Agreement and other Transaction Documents to which it is a party;.
2.a certified copy of each power of attorney under which any document to be delivered to the Seller has been executed by it (if any); and
3.a copy of the share transfer instructions executed by it for the purpose of transferring one hundred percent (100%) of the Shares to its share account.

Schedule 3.

(Seller’s Limitations on Liability for Warranty Claims)
i.Purchaser’ Knowledge (actual, constructive and imputed)
1.The Seller shall not be liable to the Purchaser in respect of a Warranty Claim (other than a Warranty Claim for breach of a Fundamental Warranty or an ABC Warranty) to the extent that the facts and circumstances giving rise to such Warranty Claim were:
i.Disclosed before the execution of this Agreement or, in respect of matters arising between execution of this Agreement and Completion, Disclosed before Completion; or
ii.are within the actual knowledge of the Purchaser as at the date of this Agreement.
2.The Seller shall not be liable to the Purchaser in respect of a Warranty Claim, if the matter is capable of remedy and the Purchaser shall only be entitled to compensation if the matter is not remedied within thirty (30) days after the Seller receives written notice of the Warranty Claim.
ii.Limitations on Quantum
1.The liability of the Seller in respect of any Warranty Claim (excluding any Warranty Claim in relation to an ABC Warranty which shall not be subject to limitation):
iii.shall not arise unless and until the amount of such Warranty Claim exceeds [***] (in which case the liability of the Seller shall be for the full amount of the Warranty Claim);
and
iv.shall not (when aggregated with the amount of all other Warranty Claims) exceed [***] of the Initial Consideration, other than the liability of the Seller in respect of any Fundamental Warranty or Tax Warranty which shall not exceed [***] of the Initial Consideration.
iii.Time Limits
1.The Seller shall not be liable in respect of any Warranty Claim (other than an Environmental Indemnity Claim or in respect of a Tax Warranty or an ABC Warranty) unless written notice containing full details of such Warranty Claim is given by or on behalf of the Purchaser to the Seller by no later than [***] from the date of Partial Completion or Completion, as applicable, provided that any such Warranty Claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn and the Seller shall have no liability for such Warranty Claim unless arbitration proceedings in respect of it have been properly issued and validly served within [***] of such written notice being given to the Seller.

2.The Seller shall not be liable in respect of any Environmental Indemnity Claim unless written notice containing full details of such Environmental Indemnity Claim is given by or on behalf of the Purchaser to the Seller by no later than [***] from the date of Partial Completion or Completion Date, as applicable provided that any such Environmental Indemnity Claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn and the Seller shall have no liability for such Environmental Indemnity Claim unless arbitration proceedings in respect of it have been properly commenced within [***] of such written notice being given to the Seller. Notwithstanding the foregoing, the Parties expressly agree that no time limit for notification or the commencement of arbitration proceedings shall apply in relation to any Environmental Indemnity Claim made under Clause 13.3.
3.The Seller shall not be liable for a Warranty Claim in respect of any Tax Warranty unless written notice containing full details of such Warranty Claim is given by or on behalf of the Purchaser to the Seller by no later than [***] or such later period as provided under applicable law from the date of Partial Completion or Completion Date, as applicable, provided that any such Warranty Claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn and the Seller shall have no liability for such Warranty Claim unless arbitration proceedings in respect of it have been properly commenced within [***] of such written notice being given to the Seller.
iv.Contingent Liability
The Seller shall not be liable for any Warranty Claim by the Purchaser based upon a liability which is contingent unless and until such contingent liability becomes an actual liability but this provision shall not operate to avoid a Warranty Claim which has been notified in accordance with paragraph 3.
v.Retrospective Legislation
The Seller shall not be liable for any Warranty Claim to the extent that the Warranty Claim arises (or is increased) as a result of any change in any legislation or any change in the published practice of a Tax Authority (including the withdrawal of any extra-statutory concession) of any Tax Authority or in the judicial interpretation of the law on or after the date of this Agreement.
vi.Voluntary Acts or Omissions
The Seller shall not be liable to the Purchaser for any Warranty Claim to the extent that such Warranty Claim arises or increases directly or indirectly as a result of any voluntary act or omission of any member of the Shell Group (including, following Partial Completion or Completion, as applicable, the Company or a Subsidiary) in breach of this Agreement after the date of this Agreement.
vii.Cease in Ownership
The Seller shall not be liable to the Purchaser for any Warranty Claim arising out of an event, matter, circumstance, act or omission in respect of any member of the Company Group which occurs after such member of the Company Group have ceased to be a subsidiary of the Purchaser or a member of the Shell Group.

viii.NOT USED
ix.Duty to Mitigate
The Purchaser shall take reasonable steps to mitigate any loss or damage which it may suffer as a result of any Warranty Claim by the Purchaser in connection with a breach of the Warranties by Seller.
x.Loss Otherwise Compensated
1.The Seller shall not be liable to the Purchaser for any Claim to the extent that the matter giving rise to such Claim has been made good or is otherwise compensated for without loss to that Purchaser.
2.In assessing a Claim, corresponding savings by, or net benefits to, the Shell Group shall be taken into account (including the amount by which Taxation is actually saved as a result of the Loss which is the subject of the Claim).
xi.Recovery from Third Parties
1.The Seller will not be liable for any claim under this Agreement (including any Warranty Claim) to the extent that the Purchaser recovers under an indemnity against or otherwise from a person other than the Seller in respect of any Loss flowing from the breach or by reason of any fact, matter or circumstance giving rise to the breach, whether by way of contract, tort, indemnity or otherwise. Upon recovery of such amount the Purchaser shall:
v.deduct the full amount from the Claim (if the entitlement of the Purchaser to recover arose before payment is made by the Seller under the Claim); or
vi.repay to the Seller the lesser of such amount paid by the Seller to the Purchaser under the Claim or the full amount recovered by that Purchaser (if the entitlement to recover arose after payment had been made by the Seller under the Claim).
xii.Conduct of Claims
1.If a Warranty Claim (other than a Warranty Claim under the Tax Warranties) arises as a result of, or in connection with, a liability or alleged liability of any member of the Company Group or a Subsidiary to a third party (a Third Party Claim), then the Seller may, at any time before any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Third Party Claim or the Third Party Claim is otherwise disposed of, give notice to the Purchaser that it elects to assume the conduct of any dispute, compromise, defence or appeal of the Third Party Claim and of any incidental negotiations on the following terms:
vii.the Seller must agree to indemnify the Purchaser and the relevant member of the Company Group or Subsidiary against all costs and expenses which they may reasonably incur in taking any such action as the Seller may request pursuant to Clauses 12.1(c) and (c);

viii.the Purchaser must make and must procure that the relevant member of the Company Group or Subsidiary makes available to the Seller such persons and all such information as the Seller may request for assessing, contesting, disputing, defending, appealing or compromising the Third Party Claim;
ix.the Purchaser must take and must procure that the relevant member of the Company Group or Subsidiary takes such action to assess, contest, dispute, defend, appeal or compromise the Third Party Claim as the Seller may request and does not make any admission of liability, agreement, settlement or compromise in relation to the Third Party Claim without the prior written approval of the Seller; and
x.the Seller must keep the Purchaser informed of the progress of the Third Party Claim and provide the Purchaser with copies of all relevant documents and such other information in its possession as may be requested by the Purchaser (acting reasonably).
:
2.The Seller shall not be entitled to take sole conduct of a Third Party Claim in accordance with paragraph 12.1 to the extent such Third Party Claim has been brought against the Purchaser or any member of the Company Group or Subsidiary by any Governmental or Regulatory Authority of the Republic of Namibia, Democratic Republic of Sao Tome and Principe or the Republic of Suriname, save that where such Third Party Claim has been brought by a Tax Authority or an Environmental authority the Seller and the Purchaser shall:
xi.ensure that the other Parties are kept fully informed of the progress of any such Third Party Claim;
xii.ensure that the other Party receive copies of, or extracts from, all material written correspondence to or from any relevant Tax Authority or Environmental authority which has brought the relevant Third Party Claim; and
xiii.consult with each other (in good faith and from time to time) as to the appropriate steps to be taken in relation to the conduct of any such Third Party Claim including any decision to avoid, defend, dispute, mitigate, appeal, settle or compromise the Third Party Claim (provided that in circumstances where there is any disagreement between the Seller and the Purchaser (each acting reasonably) with regard to any step proposed to be taken in relation to the conduct of such a Third Party Claim, the Purchaser shall be entitled to take, or procure that there is taken, such step as it considers to be appropriate).
xiii.Purchaser’s diligence
The Purchaser acknowledges that it is an experienced, sophisticated Purchaser and has conducted its own investigation with respect to the acquisition of the Company and the Subsidiaries.

Schedule 4.

(Form of Resignation Letter)

To:    [Company] or {Subsidiary]
Address:    [●]
[     ] 2020
Dear Sirs,
I, [●] hereby resign as a Director and (if appointed as officer) officer of [●], (registration number ___________) and [●] (registration number __________), each having its registered office at _______________, PO Box ______, George Town, Grand Cayman, KY1-1102, Cayman Islands, (the “Company”) with immediate effect.
I acknowledge that I have no claim whatsoever against the Company in respect of fees, remuneration, expenses, compensation for loss of office, or otherwise arising from my resignation as a director and officer of the Company, except only for any accrued remuneration and for any reimbursable business expenses incurred up to and including the date of this deed. To the extent that any such claim exists or may exist, I irrevocably and unconditionally waive such claim and release the Company from any liability in respect thereof. I confirm that no arrangement is outstanding under which the Company have or may have any obligation to me.
I confirm and acknowledge that I have no claim or right of action of any nature whatsoever outstanding against the Company or any of its officers or employees for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever in respect of the termination of my directorship. To the extent that any such claim exists or may exist, I irrevocably and unconditionally waive such claim and release the Company and its officers and employees from any liability in respect thereof.
This deed and all contractual and non-contractual obligations arising out of it shall be governed by and construed in accordance with English law.
In witness whereof, this letter is executed as a deed on the date first mentioned.
EXECUTED as a DEED by
[Name of director]

in the presence of:    …………………………………………………
………………………………………….
Witness
Name

Address
Occupation

Schedule 5.

(Senior Managers and Officers and Directors)
[***]

Schedule 6.

(Transitional Operator Services Agreements)

Signed for and on behalf of KOSMOS ENERGY OPERATING	/s/ Oliver Quinn Oliver Quinn Vice President
Signed for and on behalf of KOSMOS ENERGY HOLDINGS	/s/ Oliver Quinn Oliver Quinn Vice President

Signed for and on behalf of B.V. DORDTSCHE PETROLEUM MAATSCHAPPIJ	/s/ Attorney in Fact Attorney in Fact